================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              ------------------




                                    FORM 8-K




                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)

                     OF THE SECURITIES EXCHANGE ACT OF 1934


                              ------------------



                        DATE OF REPORT: AUGUST 26, 1997





                            HEALTHSOUTH CORPORATION
             (Exact Name of Registrant as Specified in its Charter)








          DELAWARE                   1-10315           63-0860407
     (State or Other               (Commission      (I.R.S. Employer
 Jurisdiction of Incorporation     File Number)     Identification No.)
     or Organization)


                       ONE HEALTHSOUTH PARKWAY
                        BIRMINGHAM, ALABAMA         35243

            (Address of Principal Executive Offices)     (Zip Code)


                                 (205) 967-7116
              Registrant's Telephone Number, Including Area code:


================================================================================

ITEM 5. OTHER EVENTS

     HEALTHSOUTH Corporation ("HEALTHSOUTH" or the "Company") files this Current Report on Form 8-K to reflect the restatement of its audited consolidated financial statements at December 31, 1995, and 1996, and for the years ended December 31, 1994, 1995 and 1996, and the resulting revisions to Management's Discussion and Analysis of Financial Condition and Results of Operations to reflect the effects of HEALTHSOUTH'S acquisition of Health Images, Inc. ("Health Images"). HEALTHSOUTH acquired Health Images during the first quarter of 1997, in a transaction that was accounted for as a pooling of interests.

                      SELECTED CONSOLIDATED FINANCIAL DATA
     The data set forth below should be read in conjunction with the consolidated financial statements, related notes and other information included herein. The financial information for all periods set forth below has been restated to reflect the acquisitions of ReLife, Inc. ("ReLife") in December 1994, Surgical Health Corporation ("SHC") in June 1995, Sutter Surgery Centers, Inc. ("SSCI") in October 1995, Surgical Care Affiliates, Inc. ("SCA") in January 1996, Advantage Health Corporation ("Advantage Health") in March 1996 and Health Images, Inc. ("Health Images") in March 1997, each of which has been accounted for as a pooling of interests.




                                                                           YEAR ENDED DECEMBER 31,
                                                  -------------------------------------------------------------------------
                                                    1992          1993           1994           1995            1996
                                                  -----------   ------------   ------------   ------------   --------------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
 Revenues  ....................................    $819,821     $1,055,295     $1,726,321     $2,118,681      $2,568,155
 Operating unit expenses  .....................     570,543       715,189      1,207,707      1,441,059        1,667,248
 Corporate general and administrative ex-
  penses                                             32,526        43,378         67,798         65,424           79,354
 Provision for doubtful accounts   ............      18,755        22,677         35,740         42,305           58,637
 Depreciation and amortization  ...............      42,107        75,425        126,148        160,901          207,132
 Merger and acquisition related expenses(1)              --           333          6,520         19,553           41,515
 Loss on impairment of assets(2)   ............          --            --         10,500         53,549           37,390
 Loss on abandonment of computer
  project(2)  .................................          --            --          4,500             --               --
 Loss on disposal of surgery centers(2)  ......          --            --         13,197             --               --
 NME Selected Hospitals Acquisition re-
  lated expense                                          --        49,742             --             --               --
 Terminated merger expense   ..................       3,665            --             --             --               --
 Loss on extinguishment of debt    ............         883            --             --             --               --
 Interest expense   ...........................      20,164        25,884         74,895        105,517           98,751
 Interest income ..............................      (9,757)       (6,179)        (6,658)        (8,009)          (6,034)
 Gain on sale of partnership interest    ......          --        (1,400)            --             --               --
 Gain on sale of MCA Stock(2)   ...............          --            --         (7,727)            --               --
                                                   --------     ----------     ----------     ----------      ----------
                                                    678,886       925,049      1,532,620      1,880,299        2,183,993
                                                   --------     ----------     ----------     ----------      ----------
 Income from continuing operations before
  income taxes, minority interests and ex-
  traordinary item                                  140,935       130,246        193,701        238,382          384,162
 Provision for income taxes  ..................      42,621        40,450         68,560         86,161          143,929
                                                   --------     ----------     ----------     ----------      ----------
                                                     98,314        89,796        125,141        152,221          240,233
 Minority interests ...........................      26,322        29,549         31,665         43,753           50,369
                                                   --------     ----------     ----------     ----------      ----------
 Income from continuing operations ............      71,992        60,247         93,476        108,468          189,864
 Income from discontinued operations  .........       3,283         3,986         (6,528)        (1,162)              --
 Extraordinary item(2) ........................          --            --             --         (9,056)              --
                                                   --------     ----------     ----------     ----------      ----------
  Net income  .................................    $ 75,275     $  64,233      $  86,948      $  98,250       $  189,864
                                                   ========     ==========     ==========     ==========      ==========
 Weighted average common and common
  equivalent shares outstanding(3) ............     265,267       275,316        291,314        307,792          336,807
                                                   ========     ==========     ==========     ==========      ==========
 Income per common and common equiv-
  alent share(3)
  Continuing operations   .....................    $   0.27     $    0.22      $    0.32      $    0.35       $     0.56
  Discontinued operations    ..................        0.01          0.01          (0.02)            --               --
  Extraordinary item   ........................          --            --             --          (0.03)              --
                                                   --------     ----------     ----------     ----------      ----------
  Net income  .................................    $   0.28     $    0.23      $    0.30      $    0.32       $     0.56
                                                   ========     ==========     ==========     ==========      ==========
 Income per common share -- assuming
  full dilution(3)(4)
  Continuing operations   .....................       N/A           N/A        $    0.32      $    0.35       $     0.55
  Discontinued operations .....................       N/A           N/A            (0.02)            --               --
  Extraordinary item   ........................       N/A           N/A               --          (0.03)              --
                                                   --------     ----------     ----------     ----------      ----------
  Net income  .................................       N/A           N/A        $    0.30      $    0.32       $     0.55
                                                   ========     ==========     ==========     ==========      ==========




                                                                        DECEMBER 31,
                                           -----------------------------------------------------------------------
                                             1992           1993           1994           1995           1996
                                           ------------   ------------   ------------   ------------   -----------
                                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
 Cash and marketable securities   ......     $  190,153     $  153,011     $  134,040     $  159,793     $  153,831
 Working capital   .....................        285,645        300,876        308,770        406,601        554,589
 Total assets   ........................      1,264,334      2,000,566      2,355,920      3,107,808      3,529,706
 Long-term debt(5)    ..................        438,515      1,028,610      1,164,135      1,453,018      1,560,143
 Stockholders' equity    ...............        661,846        727,737        837,160      1,269,686      1,569,101



----------

(1) Expenses related to SHC's Ballas Merger in 1993, the ReLife and Heritage Acquisitions in 1994, the SHC, SSCI and NovaCare Rehabilitation Hospitals Acquisition in 1995 and the SCA, Advantage Health, PSCM and ReadiCare mergers in 1996.
(2) See "Notes to Consolidated Financial Statements".
(3) Adjusted to reflect a two-for-one stock split effected in the form of a 100% stock dividend paid on April 17, 1995 and a two-for-one stock split effected in the form of a 100% stock dividend paid on March 17, 1997.
(4) Fully-diluted earnings per share in 1994, 1995 and 1996 reflect shares reserved for issuance upon conversion of HEALTHSOUTH's 5% Convertible Subordinated Debentures due 2001, where applicable.
(5) Includes current portion of long-term debt.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS



GENERAL


     The following discussion is intended to facilitate the understanding and assessment of significant changes and trends related to the results of operations and financial condition of the Company, including certain factors related to recent acquisitions by the Company, the timing and nature of which have significantly affected the Company's results of operations. This discussion and analysis should be read in conjunction with the Company's consolidated financial statements and notes thereto included elsewhere in this Current Report on Form 8-K.

     The Company completed the following acquisitions over the last three years (common share amounts have been adjusted to reflect a stock split effected in the form of a 100% stock dividend paid on March 17, 1997):


   o On December 29, 1994, the Company acquired ReLife, Inc. (the "ReLife Acquisition"). A total of 22,050,580 shares of the Company's Common Stock were issued in the transaction, representing a value of $180,000,000 at the time of the acquisition. At that time, ReLife operated 31 inpatient facilities with an aggregate of 1,102 licensed beds, including nine free-standing rehabilitation hospitals, nine acute rehabilitation units, five sub-acute rehabilitation units, seven transitional living units and one residential facility, and also provided outpatient rehabilitation services at 12 centers.

   o On  April  1,  1995,   the  Company   purchased   the   operations  of  the
     rehabilitation hospital division of NovaCare, Inc. (the "NovaCare Rehabilitation Hospitals Acquisition"). The purchase price was approximately $235,000,000. The NovaCare Rehabilitation Hospitals consisted of 11 rehabilitation hospitals in seven states, 12 other facilities and two Certificates of Need.

   o On June 13, 1995, the Company acquired Surgical Health Corporation (the "SHC Acquisition"). A total of 17,062,960 shares of the Company's Common Stock were issued in the transaction, representing a value of $155,000,000 at the time of the acquisition. The Company also purchased SHC's $75,000,000 aggregate principal amount of 11.5% Senior Subordinated Notes due 2004 for an aggregate consideration of approximately $86,000,000. At that time, SHC operated a network of 36 free-standing surgery centers in 11 states, and five mobile lithotripsy units.

   o On October 26, 1995, the Company acquired Sutter Surgery Centers, Inc. (the "SSCI Acquisition"). A total of 3,552,002 shares of the Company's Common Stock were issued in the transaction, representing a value of $44,444,000 at the time of the acquisition. At that time, SSCI operated a network of 12 freestanding surgery centers in three states.

   o On December 1, 1995, the Company acquired Caremark Orthopedic Services Inc. (the "Caremark Acquisition"). The purchase price was approximately $127,500,000. At that time Caremark owned and operated approximately 120 outpatient rehabilitation centers in 13 states.

   o On January 17, 1996, the Company acquired Surgical Care Affiliates, Inc. (the "SCA Acquisition"). A total of 91,856,678 shares of the Company's Common Stock were issued in the transaction, representing a value of approximately $1,400,000,000 at the time of the acquisition. At that time, SCA operated a network of 67 freestanding surgery centers in 24 states.

   o On March 14, 1996, the Company acquired Advantage Health Corporation (the "Advantage Health Acquisition"). A total of 18,203,978 shares of the Company's Common Stock were issued in the transaction, representing a value of approximately $315,000,000 at the time of the acquisition. At that time, Advantage Health operated a network of 136 sites of service, including four freestanding rehabilitation hospitals, one freestanding multi-use hospital, one nursing home, 68 outpatient rehabilitation facilities, 14 inpatient managed rehabilitation units, 24 rehabilitation services management contracts and six managed sub-acute rehabilitation units, primarily located in the northeastern United States.

   o On August 20, 1996, the Company acquired Professional Sports Care Management, Inc. (the "PSCM Acquisition"). A total of 3,622,888 shares of the Company's Common Stock were issued in the transaction, representing a value of approximately $59,000,000 at the time of the acquisition. At that time, PSCM operated a network of 36 outpatient rehabilitation centers in three states.



   o On December 2, 1996, the Company acquired ReadiCare, Inc. (the "ReadiCare Acquisition"). A total of 4,007,954 shares of the Company's Common Stock were issued in the transaction, representing a value of approximately $76,000,000 at the time of the acquisition. At that time, ReadiCare operated a network of 37 outpatient medical and rehabilitation centers in two states.


   o On March 3, 1997, the Company acquired Health Images, Inc. ("Health Images"). A total of 10,343,470 shares of the Company's Common Stock were issued in the transaction, representing a value of approximately $208,162,000 at the time of the acquisition. At that time, Health Images operated 49 freestanding diagnostic centers in 13 states and six in the United Kingdom.


     The NovaCare Rehabilitation Hospitals Acquisition and the Caremark Acquisition each were accounted for under the purchase method of accounting and, accordingly, the acquired operations are included in the Company's consolidated financial information from their respective dates of acquisition. Each of the ReLife Acquisition, the SHC Acquisition, the SSCI Acquisition, the SCA Acquisition, the Advantage Health Acquisition and the Health Images Acquisition was accounted for as a pooling of interests and, with the exception of data set forth relating to revenues derived from Medicare and Medicaid, all amounts shown in the following discussion have been restated to reflect such acquisitions. ReLife, SHC, SSCI, SCA, Advantage Health and Health Images did not separately track such revenues. The PSCM Acquisition and the ReadiCare Acquisition were also accounted for as poolings of interests. However, due to the immateriality of PSCM and ReadiCare, the Company's historical financial statements for all periods prior to the quarters in which the respective mergers took place have not been restated. Instead, stockholders' equity has been increased during 1996 to reflect the effects of the PSCM Acquisition and the ReadiCare Acquisition. The results of operations of PSCM and ReadiCare are included in the accompanying financial statements and the following discussion from the date of acquisition forward (see Note 2 of "Notes to Consolidated Financial Statements" for further discussion).


     The Company determines the amortization period of the cost in excess of net asset value of purchased facilities based on an evaluation of the facts and circumstances of each individual purchase transaction. The evaluation includes an analysis of historic and projected financial performance, an evaluation of the estimated useful life of the buildings and fixed assets acquired, the indefinite useful life of certificates of need and licenses acquired, the competition within local markets, lease terms where applicable, and the legal terms of partnerships where applicable. The Company utilizes independent appraisers and relies on its own management expertise in evaluating each of the factors noted above. With respect to the carrying value of the excess of cost over net asset value of purchased facilities and other intangible assets, the Company determines on a quarterly basis whether an impairment event has occurred by considering factors such as the market value of the asset, a significant adverse change in legal factors or in the business climate, adverse action by regulators, history of operating losses or cash flow losses, or a projection of continuing losses associated with an operating entity. The carrying value of excess cost over net asset value of purchased facilities and other intangible assets will be evaluated if the facts and circumstances suggest that it has been impaired. If this evaluation indicates that the value of the asset will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the Company's carrying value of the asset will be reduced by the estimated shortfall of cash flows.


     Governmental, commercial and private payors have increasingly recognized the need to contain their costs for healthcare services. These payors, accordingly, are turning to closer monitoring of services, prior authorization requirements, utilization review and increased utilization of outpatient services. During the periods discussed below, the Company has experienced an increased effort by these payors to contain costs through negotiated discount pricing. The Company views these efforts as an opportunity to demonstrate the effectiveness of its clinical programs and its ability to provide its rehabilitative healthcare services efficiently. The Company has entered into a number of contracts with payors to provide services and has realized an increased volume of patients as a result.

     The Company's revenues include net patient service revenues and other operating revenues. Net patient service revenues are reported at estimated net realizable amounts from patients, insurance companies, third-party payors
(primarily Medicare and Medicaid) and others for services rendered. Revenues from third-party payors also include estimated retroactive adjustments under reimbursement agreements which are subject to final review and settlement by appropriate authorities. Management determines allowances for doubtful accounts and contractual adjustments based on historical experience and the terms of payor contracts. Net accounts receivable include only those amounts estimated by management to be collectible.

     The Company, in many cases, operates more than one site within a market. In such markets, there is customarily an outpatient center or inpatient facility with associated satellite outpatient locations. For purposes of the following discussion and analysis, same store operations are measured on locations within markets in which similar operations existed at the end of the period and include the operations of additional locations opened within the same market. New store operations are measured on locations within new markets.


RESULTS OF OPERATIONS OF THE COMPANY


Twelve-Month Periods Ended December 31, 1994 and 1995


     The Company operated 537 outpatient rehabilitation locations at December 31, 1995, compared to 283 outpatient rehabilitation locations at December 31, 1994. In addition, the Company operated 95 inpatient rehabilitation facilities, 122 surgery centers, 69 diagnostic centers and five medical centers at December 31, 1995, compared to 82 inpatient rehabilitation facilities, 112 surgery centers, 51 diagnostic centers and five medical centers at December 31, 1994.

     The Company's operations generated revenues of $2,118,681,000 in 1995, an increase of $392,360,000, or 22.7%, as compared to 1994 revenues. Same store revenues for the twelve months ended December 31, 1995 were $1,891,150,000, an increase of $164,829,000, or 9.5%, as compared to the same period in 1994. New store revenues for 1995 were $227,531,000. New store revenues reflect (1) the 11 rehabilitation hospitals and 12 other facilities associated with the NovaCare Rehabilitation Hospitals Acquisition, (2) the 120 outpatient rehabilitation centers associated with the Caremark Acquisition, (3) the acquisition of five surgery centers and 16 outpatient diagnostic imaging operation, and (4) the acquisition of outpatient rehabilitation operations in 34 new markets. See Note 9 of "Notes to Consolidated Financial Statements". The increase in revenues is primarily attributable to the addition of these operations and increases in patient volume. Revenues generated from patients under the Medicare and Medicaid programs respectively accounted for 40.0% and 2.5% of total revenues for 1995, compared to 41.0% and 3.2% of total revenues for 1994. Revenues from any other single third-party payor were not significant in relation to the Company's total revenues. During 1995, same store outpatient visits, inpatient days and surgery center cases increased 21.7%, 10.8% and 4.8%, respectively. Revenue per outpatient visit, inpatient day and surgery case for same store operations increased (decreased) by 0.8%, 2.5% and (0.9%), respectively.

     Operating expenses, at the operating unit level, were $1,441,059,000, or 68.0% of revenues, for 1995, compared to 70.0% of revenues for 1994. Same store operating expenses for 1995 were $1,291,546,000, or 68.3% of related revenues. New store operating expenses were $149,513,000, or 65.7% of related revenues. Corporate general and administrative expenses decreased from $67,798,000 in 1994 to $65,424,000 in 1995. As a percentage of revenues, corporate general and administrative expenses decreased from 3.9% in 1994 to 3.1% in 1995. Total operating expenses were $1,506,483,000, or 71.1% of revenues, for 1995, compared to $1,275,505,000, or 73.9% of revenues, for 1994. The provision for doubtful accounts was $42,305,000, or 2.0% of revenues, for 1995, compared to $35,740,000, or 2.1% of revenues, for 1994.

     Depreciation and amortization expense was $160,901,000 for 1995, compared to $126,148,000 for 1994. The increase represents the investment in additional assets by the Company. Interest expense increased to $105,517,000 in 1995, compared to $74,895,000 for 1994, primarily because of the increased average borrowings during 1995 under the Company's revolving line of credit. For 1995, interest income was $8,009,000, compared to $6,658,000 for 1994.


     Merger expenses in 1994 of $6,520,000 represent costs incurred or accrued in connection with completing the ReLife Acquisition ($2,949,000) and SHC's acquisition of Heritage Surgical Corporation ($3,571,000). For further discussion, see Note 2 of "Notes to Consolidated Financial Statements".

     During 1994, the Company recognized a $10,500,000 loss on impairment of assets. This amount relates to the termination of a ReLife management contract and a permanently damaged ReLife facility. The Company determined not to attempt to reopen such damaged facility because, under its existing licensure, the facility was not consistent with the Company's plans. Also during 1994, the Company recognized a $4,500,000 loss on abandonment of a ReLife computer project. For further discussion, see Note 14 of "Notes to Consolidated Financial Statements".

     During the fourth quarter of 1994, the Company adopted a formal plan to dispose of three surgery centers and certain other properties during fiscal 1995. Accordingly, a charge of $13,197,000 was made to reflect the expected losses resulting from the disposal of these centers. The closings of the three surgery centers were completed by December 31, 1995. For further discussion, see
Note 13 of "Notes to Consolidated Financial Statements".


     As a result of the NovaCare and SHC Acquisitions, the Company recognized $14,588,000 in merger and acquisition related expenses during the second quarter of 1995. Fees related to legal, accounting and financial advisory services accounted for $3,400,000 of the expense. Accruals for employee separations were approximately $1,188,000. In addition, the Company provided approximately $10,000,000 for the write-down of certain assets to net realizable value as the result of a facility consolidation in a market where the Company's existing services overlapped with those of an acquired facility. The employee separations and facility consolidation were completed by the end of 1995.

     In the fourth quarter of 1995, the Company incurred direct costs and expenses of $4,965,000 in connection with the SSCI Acquisition. These expenses consist primarily of fees related to legal, accounting and financial advisory services and are included in merger and acquisition related acquisition expenses for the year ended December 31, 1995.


     In connection with the SHC Acquisition the Company recognized a $9,056,000 extraordinary loss (net of income tax benefit of $5,550,000) on the early extinguishment of the SHC Notes during 1995 (see Notes 2 and 7 of "Notes to Consolidated Financial Statements").

     Also during 1995, the Company recognized a $53,549,000 loss on impairment of assets. The impaired assets relate to six SHC facilities and eight SCA facilities in which the projected undiscounted cash flows did not support the book value of the long-lived assets of such facilities. See Note 14 of "Notes to Consolidated Financial Statements".


     Income from continuing operations before income taxes, minority interests and extraordinary item for 1995 was $238,382,000, compared to $193,701,000 for 1994. Minority interests reduced income before income taxes by $43,753,000, compared to $31,665,000 for 1994. During the quarter ended March 31, 1995, the Company discontinued the operations of Interactive Diagnostic Services, Inc., a wholly-owned subsidiary ("IDSI"), and IDSI's financial results are treated as discontinued operations. During 1995, the Company recognized a loss from discontinued operations and a loss on disposal of discontinued operations of $1,162,000 in after tax losses compared to $6,528,000 in after tax losses in 1994. For further discussion, see Note 9 of "Notes to Consolidated Financial Statements". The provision for income taxes for 1995 was $86,161,000, compared to $68,560,000 for 1994, resulting in effective tax rates of 44.3% for 1995 and 42.3% for 1994. Net income for 1995 was $98,250,000.


Twelve-Month Periods Ended December 31, 1995 and 1996

     The Company operated 739 outpatient rehabilitation locations at December 31, 1996, compared to 537 outpatient rehabilitation locations at December 31, 1995. In addition, the Company operated 96 inpatient rehabilitation facilities, 135 surgery centers, 72 diagnostic centers and five medical centers at December 31, 1996, compared to 95 inpatient rehabilitation facilities, 122 surgery centers, 69 diagnostic centers and five medical centers at December 31, 1995.

     The Company's operations generated revenues of $2,568,155,000 in 1996, an increase of $449,474,000, or 21.2%, as compared to 1995 revenues. Same store revenues for the twelve months ended December 31, 1996 were $2,408,294,000, an increase of $289,613,000, or 13.7%, as compared to the same period in 1995. New store revenues for 1996 were $159,861,000. New store revenues reflect the acquisition of one inpatient rehabilitation hospital, the addition of eight new outpatient surgery centers, and the acquisition of outpatient rehabilitation operations in 57 new markets. See Note 9 of "Notes to Consolidated Financial Statements". The increase in revenues is primarily attributable to the addition of these operations and increases in patient volume. Revenues generated from patients under the Medicare and Medicaid programs respectively accounted for 37.8% and 2.9% of total revenues for 1996, compared to 40.0% and 2.5% of total revenues for 1995. Revenues from any other single third-party payor were not significant in relation to the Company's total revenues. During 1996, same store outpatient visits, inpatient days and surgery center cases increased 19.9%, 10.8% and 7.3%, respectively. Revenue per outpatient visit, inpatient day and surgery case for same store operations increased (decreased) by (0.8)%, 3.8% and 1.1%, respectively.

     Operating expenses, at the operating unit level, were $1,667,248,000, or 64.9% of revenues, for 1996, compared to 68.0% of revenues for 1995. The decrease in operating expenses as a percentage of revenues is primarily attributable to the 13.7% increase in same store revenues noted above. In same store operations, the incremental costs associated with increased revenues are significantly lower as a percentage of those increased revenues. Same store operating expenses for 1996 were $1,567,820,000, or 65.1% of related revenues. New store operating expenses were $99,428,000, or 62.2% of related revenues. Corporate general and administrative expenses increased from $65,424,000 in 1995 to $79,354,000 in 1996. As a percentage of revenues, corporate general and administrative expenses equaled 3.1% in 1995 and 1996. Total operating expenses were $1,746,602,000, or 68.0% of revenues, for 1996, compared to $1,506,483,000, or 71.1% of revenues, for 1995. The provision for doubtful accounts was $58,637,000, or 2.3% of revenues, for 1996, compared to $42,305,000, or 2.0% of revenues, for 1995.

     Depreciation and amortization expense was $207,132,000 for 1996, compared to $160,901,000 for 1995. The increase resulted from the investment in additional assets by the Company. Interest expense decreased to $98,751,000 in 1996, compared to $105,517,000 for 1995, primarily because of the favorable interest rates on the Company's revolving credit facility (see "Liquidity and Capital Resources"). For 1996, interest income was $6,034,000 compared to $8,009,000 for 1995. The decrease in interest income resulted primarily from a decrease in the average amount outstanding in interest-bearing investments.


     Merger expenses in 1996 of $41,515,000 represent costs incurred or accrued in connection with completing the SCA Acquisition ($19,727,000), the Advantage Health Acquisition ($9,212,000), the PSCM Acquisition ($5,513,000) and the ReadiCare Acquisition ($7,063,000). For further discussion, see Note 2 of "Notes to Consolidated Financial Statements".


     Income before minority interests and income taxes for 1996 was $384,162,000, compared to $238,382,000 for 1995. Minority interests reduced income before income taxes by $50,369,000, compared to $43,753,000 for 1995. The provision for income taxes for 1996 was $143,929,000, compared to $86,161,000 for 1995, resulting in effective tax rates of 43.1% for 1996 and 44.3% for 1995. Net income for 1996 was $189,864,000.


LIQUIDITY AND CAPITAL RESOURCES


     At December 31, 1996, the Company had working capital of $554,589,000, including cash and marketable securities of $153,831,000. Working capital at December 31, 1995 was $406,601,000, including cash and marketable securities of $159,793,000. For 1996, cash provided by operations was $388,345,000, compared to $350,059,000 for 1995. The Company used $485,193,000 for investing activities during 1996, compared to $799,268,000 for 1995. Additions to property, plant and equipment and acquisitions accounted for $204,792,000 and $91,391,000, respectively, during 1996. Those same investing activities accounted for $183,867,000 and $517,773,000, respectively, in 1995. Financing activities provided $95,107,000 and $484,042,000 during 1996 and 1995, respectively. Net borrowing proceeds (borrowings less principal reductions) for 1996 and 1995 were $101,366,000 and $205,215,000, respectively.

     Net accounts receivable were $540,389,000 at December 31, 1996, compared to $433,688,000 at December 31, 1995. The number of days of average revenues in average receivables was 67.1 at December 31, 1996, compared to 63.4 at December 31, 1995. The concentration of net accounts receivable from patients, third-party payors, insurance companies and others at December 31, 1996 was consistent with the related concentration of revenues for the period then ended.


     The Company has a $1,250,000,000 revolving credit facility with NationsBank, N.A. ("NationsBank") and other participating banks (the "1996 Credit Agreement"). The 1996 Credit Agreement replaced a previous $1,000,000,000 revolving credit agreement, also with NationsBank. Interest is paid based on LIBOR plus a predetermined margin, a base rate or competitively bid rates from the participating banks. This credit facility has a maturity date of March 31, 2001. The Company provided a negative pledge on all assets for the 1996 Credit Agreement. The effective interest rate on the average outstanding balance under the revolving credit facility was 5.98% for the twelve months ended December 31, 1996, compared to the average prime rate of 8.29% during the same period. At December 31, 1996, the Company had drawn $995,000,000 under the 1996 Credit Agreement. For further discussion, see Note 7 of "Notes to Consolidated Financial Statements".


     In 1994, the Company issued $115,000,000 principal amount of 5% Convertible Subordinated Debentures due 2001 (the "Debentures"). The Company called the Debentures for redemption on April 1, 1997. The holders of the Convertible Debentures surrendered substantially all of the Convertible Debentures for conversion into approximately 12,226,000 shares of the Company's Common Stock.


     On February 17, 1997, the Company entered into a definitive agreement to acquire Horizon/CMS Healthcare Corporation ("Horizon/CMS") in a stock-for-stock merger in which the stockholders of Horizon/CMS will receive 0.84338 of a share of the Company's common stock per share of Horizon/ CMS common stock. The transaction is valued at approximately $1,600,000,000, including the assumption by the Company of approximately $700,000,000 in Horizon/CMS debt. It is expected that the transaction will be accounted for as a purchase. Horizon/CMS operates 33 inpatient rehabilitation hospitals, 58 specialty hospitals and subacute units and 282 outpatient rehabilitation centers. Horizon/CMS also owns, leases or manages 267 long-term care facilities, a contract therapy business, an institutional pharmacy business and other healthcare services. Consummation of the transaction is subject to various regulatory approvals, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act, and to the satisfaction of certain other conditions. The Company currently anticipates that the transaction will be consummated by October 1997.



     The Company intends to pursue the acquisition or development of additional healthcare operations, including comprehensive outpatient rehabilitation facilities, inpatient rehabilitation facilities, ambulatory surgery centers, outpatient diagnostic centers and companies engaged in the provision of rehabilitation-related services, and to expand certain of its existing facilities. While it is not possible to estimate precisely the amounts which will actually be expended in the foregoing areas, the Company anticipates that over the next twelve months, it will spend approximately $50,000,000 on maintenance and expansion of its existing facilities and approximately $300,000,000 on development of the Integrated Service Model. See Item 1, "Business -- Company Strategy", in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended.

     Although the Company is continually considering and evaluating acquisitions and opportunities for future growth, the Company has not entered into any agreements with respect to material future acquisitions other than the transactions with Horizon/CMS and Health Images. In connection with the pending acquisition of Horizon/CMS, the Company has obtained a fully-underwritten commitment from NationsBank, N.A. for a $1,000,000,000 Senior Bridge Loan Facility on substantially the same terms as the 1996 Credit Agreement. The Company believes that existing cash, cash flow from operations, and borrowings under the revolving line of credit and the bridge loan facility will be sufficient to satisfy the Company's estimated cash requirements for the next twelve months, and for the reasonably foreseeable future.

     Inflation in recent years has not had a significant effect on the Company's business, and is not expected to adversely affect the Company in the future unless it increases significantly.


     Statements contained in this Current Report on Form 8-K which are not historical facts are forward-looking statements. In addition, the Company, through its senior management, from time to time makes forward-looking public statements concerning its expected future operations and performance and other developments. Such forward- looking statements are necessarily estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. While is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, changes in the regulation of the healthcare industry at either or both of the federal and state levels, changes in reimbursement for the Company's services by governmental or private payors, competitive pressures in the healthcare industry and the Company's response thereto, the Company's ability to obtain and retain favorable arrangements with third-party payors, unanticipated delays in the Company's implementation of its Integrated Service Model, general conditions in the economy and capital markets, and other factors which may be identified from time to time in the Company's Securities and Exchange Commission filings and other public announcements.

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



The Board of Directors
HEALTHSOUTH Corporation


     We have audited the accompanying consolidated balance sheets of HEALTHSOUTH Corporation and Subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. Our audits also included the financial statement schedule included herein. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of HEALTHSOUTH Corporation and Subsidiaries at December 31, 1995 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                                              ERNST & YOUNG LLP



Birmingham, Alabama
August 20, 1997

                    HEALTHSOUTH CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS



                                                                                                 DECEMBER 31,
                                                                                        -------------------------------
                                                                                           1995             1996
                                                                                        -------------   ---------------
                                                                                                (IN THOUSANDS)
ASSETS
Current assets:
 Cash and cash equivalents (Note 3)  ................................................   $  155,449       $   150,071
 Other marketable securities (Note 3)   .............................................        4,344             3,760
 Accounts receivable, net of allowances for doubtful accounts of $60,100,000 in 1995
   and $75,360,000 in 1996  .........................................................      433,688           540,389
 Inventories    .....................................................................       39,556            47,408
 Prepaid expenses and other current assets    .......................................       80,339           128,174
 Deferred income taxes (Note 10)  ...................................................       24,804            15,238
                                                                                        -----------      -----------
Total current assets  ...............................................................      738,180           885,040
Other assets:
 Loans to officers    ...............................................................        1,625             1,396
 Other (Note 4)    ..................................................................       69,017            84,016
                                                                                        -----------      -----------
                                                                                            70,642            85,412
Property, plant and equipment, net (Note 5)   .......................................    1,378,016         1,464,833
Intangible assets, net (Note 6)   ...................................................      920,970         1,094,421
                                                                                        -----------      -----------
Total assets    .....................................................................   $ 3,107,808      $ 3,529,706
                                                                                        ===========      ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable  ..................................................................   $  116,387       $   116,451
 Salaries and wages payable    ......................................................       69,236            67,793
 Accrued interest payable and other liabilities  ....................................       94,428            99,118
 Current portion of long-term debt (Note 7)   .......................................       51,528            47,089
                                                                                        -----------      -----------
Total current liabilities   .........................................................      331,579           330,451
Long-term debt (Note 7)  ............................................................    1,401,490         1,513,054
Deferred income taxes (Note 10)   ...................................................       35,444            41,850
Other long-term liabilities (Note 14)   .............................................        8,705             3,558
Deferred revenue   ..................................................................        1,661               406
Minority interests - limited partnerships (Note 1)  .................................       59,243            71,286
Commitments and contingencies  (Note 11)  Stockholders'  equity (Notes 8, 12 and
15):
 Preferred stock, $.10 par value-1,500,000 shares authorized; issued and outstanding-
   none   ...........................................................................           --                --
 Common stock, $.01 par value-500,000,000 shares authorized; issued 164,129,000 in
   1995 and 326,493,000 in 1996   ...................................................        1,641             3,265
 Additional paid-in capital    ......................................................      965,905         1,060,012
 Retained earnings    ...............................................................      355,361           525,718
 Treasury stock, at cost (3,070,000 shares in 1995 and 91,000 shares in 1996)  ......      (30,864)             (323)
 Receivable from Employee Stock Ownership Plan   ....................................      (15,886)          (14,148)
 Notes receivable from stockholders  ................................................       (6,471)           (5,423)
                                                                                        -----------      -----------
Total stockholders' equity  .........................................................    1,269,686         1,569,101
                                                                                        -----------      -----------
Total liabilities and stockholders' equity    .......................................   $ 3,107,808      $ 3,529,706
                                                                                        ===========      ===========


                             See accompanying notes.

                    HEALTHSOUTH CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME




                                                                          YEAR ENDED DECEMBER 31,
                                                                  ----------------------------------------
                                                                     1994          1995          1996
                                                                  ------------  ------------  ------------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues  ......................................................  $1,726,321    $2,118,681    $2,568,155

Operating unit expenses  .......................................  1,207,707     1,441,059     1,667,248
Corporate general and administrative expenses ..................     67,798        65,424        79,354
Provision for doubtful accounts   ..............................     35,740        42,305        58,637
Depreciation and amortization  .................................    126,148       160,901       207,132
Merger and acquisition related expenses (Notes 2 and 9)   ......      6,520        19,553        41,515
Loss on impairment of assets (Notes 9 and 14) ..................     10,500        53,549        37,390
Loss on abandonment of computer project (Note 14)   ............      4,500            --            --
Loss on disposal of surgery centers (Note 13) ..................     13,197            --            --
Interest expense   .............................................     74,895       105,517        98,751
Interest income ................................................     (6,658)       (8,009)       (6,034)
Gain on sale of equity securities (Note 1) .....................     (7,727)           --            --
                                                                  ----------    ----------    ----------
                                                                  1,532,620     1,880,299     2,183,993
                                                                  ----------    ----------    ----------
Income from continuing operations before income taxes, minor-
 ity interests and extraordinary item                               193,701       238,382       384,162
Provision for income taxes  ....................................     68,560        86,161       143,929
                                                                  ----------    ----------    ----------
                                                                    125,141       152,221       240,233
Minority interests .............................................     31,665        43,753        50,369
                                                                  ----------    ----------    ----------
Income from continuing operations before extraordinary item     .    93,476       108,468       189,864
Discontinued operations (Note 9):
   Loss from discontinued operations, net of income taxes ......      6,528           418            --
   Loss on disposal of discontinued operations, net of income
    taxes ......................................................         --           744            --
                                                                  ----------    ----------    ----------
Income before extraordinary item  ..............................     86,948       107,306       189,864
Extraordinary loss from early extinguishment of debt, net of
 income tax benefit of $5,550,000 (Notes 2 and 7)...............         --         9,056            --
                                                                  ----------    ----------    ----------
Net income   ...................................................  $  86,948     $  98,250     $ 189,864
                                                                  ==========    ==========    ==========
Weighted average common and common equivalent shares out-
 standing                                                           291,314       307,792       336,807
                                                                  ==========    ==========    ==========
Income per common and common equivalent share:
   Continuing operations .......................................  $    0.32     $    0.35     $    0.56
   Discontinued operations  ....................................      (0.02)           --            --
   Extraordinary loss ..........................................         --         (0.03)           --
                                                                  ----------    ----------    ----------
   Net income   ................................................  $    0.30     $    0.32     $    0.56
                                                                  ==========    ==========    ==========
Income per common share -- assuming full dilution:
   Continuing operations .......................................  $    0.32     $    0.35     $    0.55
   Discontinued operations  ....................................      (0.02)           --            --
   Extraordinary loss ..........................................         --         (0.03)           --
                                                                  ----------    ----------    ----------
   Net income   ................................................  $    0.30     $    0.32     $    0.55
                                                                  ==========    ==========    ==========


                            See accompanying notes.

                    HEALTHSOUTH CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                 (IN THOUSANDS)






                                                                            COMMON STOCK      ADDITIONAL
                                                                        ---------------------   PAID-IN     RETAINED
                                                                          SHARES     AMOUNT     CAPITAL     EARNINGS
                                                                        ----------- --------- ------------ ------------
Balance at December 31, 1993 ..........................................  141,326    $ 1,414   $ 567,917    $ 195,168
Proceeds from excercise of options (Note 8) ...........................    2,317        23       16,482           --
Common shares exchanged in the exercise of options   ..................      (22)       --         (321)          --
Proceeds from issuance of common shares  ..............................    1,408        14       16,476           --
Income tax benefits related to incentive stock options (Note 8)  ......       --        --        6,470           --
Reduction in receivable from ESOP  ....................................       --        --           --           --
Payments received on stockholders' notes receivable  ..................       --        --           --           --
Purchase of limited partnership units .................................       --        --           --       (1,838)
Purchase of treasury stock   ..........................................       --        --           --           --
Net income ............................................................       --        --           --       86,948
Translation adjustment ................................................       --        --           --          536
Dividends paid   ......................................................       --        --           --       (7,046)
                                                                         -------    -------   ----------   ----------
Balance at December 31, 1994 ..........................................  145,029     1,451      607,024      273,768
Adjustment for Relife Merger (Note 2) .................................    2,732        27        7,114       (3,734)
Proceeds from excercise of options (Note 8) ...........................    1,136        11       10,218           --
Proceeds from issuance of common shares  ..............................   15,232       152      334,896           --
Income tax benefits related to incentive stock options (Note 8)  ......       --        --        6,653           --
Reduction in receivable from ESOP  ....................................       --        --           --           --
Loans made to stockholders   ..........................................       --        --           --           --
Purchase of limited partnership units .................................       --        --           --       (4,767)
Purchase of treasury stock   ..........................................       --        --           --           --
Net income ............................................................       --        --           --       98,250
Translation adjustment ................................................       --        --           --          247
Dividends paid   ......................................................       --        --           --       (8,403)
                                                                         -------    -------   ----------   ----------
Balance at December 31, 1995 ..........................................  164,129     1,641      965,905      355,361
Adjustment for Advantage Merger .......................................       --        --           --      (17,638)
Adjustment for 1996 Mergers (Note 2)  .................................    4,047        40       68,785       (1,256)
Proceeds from excercise of options (Note 8) ...........................    3,514        36       34,380           --
Income tax benefits related to incentive stock options (Note 8)  ......       --        --       23,767           --
Reduction in receivable from ESOP  ....................................       --        --           --           --
Payments received on stockholders' notes receivable  ..................       --        --           --           --
Purchase of limited partnership units .................................       --        --           --          (83)
Purchase of treasury stock   ..........................................       --        --           --           --
Retirement of treasury stock ..........................................   (1,835)      (18)     (31,259)          --
Net income ............................................................       --        --           --      189,864
Translation adjustment ................................................       --        --           --          692
Dividends paid   ......................................................       --        --           --       (1,222)
Stock split (Note 15)  ................................................  156,638     1,566       (1,566)          --
                                                                         -------    -------   ----------   ----------
Balance at December 31, 1996 ..........................................  326,493    $3,265    $1,060,012   $ 525,718
                                                                         =======    =======   ==========   ==========


                    HEALTHSOUTH CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                                  (Continued)

                                 (IN THOUSANDS)



                                                                                                                 NOTES
                                                                            TREASURY STOCK      RECEIVABLES    RECEIVABLE
                                                                        -----------------------     FROM          FROM
                                                                          SHARES      AMOUNT        ESOP      STOCKHOLDERS
                                                                        ----------- ----------- ------------- -------------
Balance at December 31, 1993 ..........................................    1,435    $(12,342)    $ (18,932)     $ (5,490)
Proceeds from excercise of options (Note 8) ...........................       --          --            --            --
Common shares exchanged in the exercise of options   ..................       --          --            --            --
Proceeds from issuance of common shares  ..............................       --          --            --            --
Income tax benefits related to incentive stock options (Note 8)  ......       --          --            --            --
Reduction in receivable from ESOP  ....................................       --          --         1,455            --
Payments received on stockholders' notes receivable  ..................       --          --            --           250
Purchase of limited partnership units .................................       --          --            --            --
Purchase of treasury stock   ..........................................    1,047     (10,025)           --            --
Net income ............................................................       --          --            --            --
Translation adjustment ................................................       --          --            --            --
Dividends paid   ......................................................       --          --            --            --
                                                                         -------    ---------    ---------      --------
Balance at December 31, 1994 ..........................................    2,482     (22,367)      (17,477)       (5,240)
Adjustment for Relife Merger (Note 2) .................................       --          --            --            --
Proceeds from excercise of options (Note 8) ...........................       --          --            --            --
Proceeds from issuance of common shares  ..............................       --          --            --            --
Income tax benefits related to incentive stock options (Note 8)  ......       --          --            --            --
Reduction in receivable from ESOP  ....................................       --          --         1,591            --
Loans made to stockholders   ..........................................       --          --            --        (1,231)
Purchase of limited partnership units .................................       --          --            --            --
Purchase of treasury stock   ..........................................      588      (8,497)           --            --
Net income ............................................................       --          --            --            --
Translation adjustment ................................................       --          --            --            --
Dividends paid   ......................................................       --          --            --            --
                                                                         -------    ---------    ---------      --------
Balance at December 31, 1995 ..........................................    3,070     (30,864)      (15,886)       (6,471)
Adjustment for Advantage Merger .......................................       --          --            --            --
Adjustment for 1996 Mergers (Note 2)  .................................       --          --            --            --
Proceeds from excercise of options (Note 8) ...........................       --          --            --            --
Income tax benefits related to incentive stock options (Note 8)  ......       --          --            --            --
Reduction in receivable from ESOP  ....................................       --          --         1,738            --
Payments received on stockholders' notes receivable  ..................       --          --            --         1,048
Purchase of limited partnership units .................................       --          --            --            --
Purchase of treasury stock   ..........................................       89        (736)           --            --
Retirement of treasury stock ..........................................   (3,068)     31,277            --            --
Net income ............................................................       --          --            --            --
Translation adjustment ................................................       --          --            --            --
Dividends paid   ......................................................       --          --            --            --
Stock split (Note 15)  ................................................       --          --            --            --
                                                                         -------    ---------    ---------      --------
Balance at December 31, 1996 ..........................................       91    $   (323)    $ (14,148)     $ (5,423)
                                                                         =======    =========    =========      ========


                    HEALTHSOUTH CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                                  (Continued)

                                 (IN THOUSANDS)

                                                                            TOTAL
                                                                        STOCKHOLDERS'
                                                                           EQUITY
                                                                        --------------
Balance at December 31, 1993 ..........................................  $  727,735
Proceeds from excercise of options (Note 8) ...........................      16,505
Common shares exchanged in the exercise of options   ..................        (321)
Proceeds from issuance of common shares  ..............................      16,490
Income tax benefits related to incentive stock options (Note 8)  ......       6,470
Reduction in receivable from ESOP  ....................................       1,455
Payments received on stockholders' notes receivable  ..................         250
Purchase of limited partnership units .................................      (1,838)
Purchase of treasury stock   ..........................................     (10,025)
Net income ............................................................      86,948
Translation adjustment ................................................         536
Dividends paid   ......................................................      (7,046)
                                                                         ----------
Balance at December 31, 1994 ..........................................     837,159
Adjustment for Relife Merger (Note 2) .................................       3,407
Proceeds from excercise of options (Note 8) ...........................      10,229
Proceeds from issuance of common shares  ..............................     335,048
Income tax benefits related to incentive stock options (Note 8)  ......       6,653
Reduction in receivable from ESOP  ....................................       1,591
Loans made to stockholders   ..........................................      (1,231)
Purchase of limited partnership units .................................      (4,767)
Purchase of treasury stock   ..........................................      (8,497)
Net income ............................................................      98,250
Translation adjustment ................................................         247
Dividends paid   ......................................................      (8,403)
                                                                         ----------
Balance at December 31, 1995 ..........................................   1,269,686
Adjustment for Advantage Merger .......................................     (17,638)
Adjustment for 1996 Mergers (Note 2)  .................................      67,569
Proceeds from excercise of options (Note 8) ...........................      34,416
Income tax benefits related to incentive stock options (Note 8)  ......      23,767
Reduction in receivable from ESOP  ....................................       1,738
Payments received on stockholders' notes receivable  ..................       1,048
Purchase of limited partnership units .................................         (83)
Purchase of treasury stock   ..........................................        (736)
Retirement of treasury stock ..........................................          --
Net income ............................................................     189,864
Translation adjustment ................................................         692
Dividends paid   ......................................................      (1,222)
Stock split (Note 15)  ................................................          --
                                                                         ----------
Balance at December 31, 1996 ..........................................  $1,569,101
                                                                         ==========


                            See accompanying notes.
                                       13

                    HEALTHSOUTH CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS




                                                                          YEAR ENDED DECEMBER 31,
                                                               ---------------------------------------------
                                                                  1994            1995            1996
                                                               -------------   -------------   -------------
                                                                              (IN THOUSANDS)
OPERATING ACTIVITIES
Net income  ................................................    $   86,948      $   98,250      $  189,864
Adjustments   to  reconcile  net  income  to  net  cash
 provided by operating activities:
   Depreciation and amortization    ........................       126,148         160,901         207,132
   Provision for doubtful accounts  ........................        35,740          42,305          58,637
   Provision for losses on impairment of assets    .........        16,080          53,549          37,390
   Provision for losses on abandonment of computer
    project    .............................................         4,500              --              --
   Merger and acquisition related expenses   ...............         6,520          19,553          41,515
   Loss on disposal of surgery center  .....................        13,197              --              --
   Loss on extinguishment of debt   ........................            --          14,606              --
   Income applicable to minority interests of limited
    partnerships  ..........................................        31,665          43,753          50,928
   (Benefit) provision for deferred income taxes   .........       (14,658)            396          14,308
   Provision for deferred revenue   ........................          (164)         (1,990)         (1,255)
   Changes in operating assets and liabilities, net of
    effects of acquisitions:
      Accounts receivable  .................................      (101,141)        (69,754)       (141,323)
      Inventories, prepaid expenses and other current
       assets  .............................................       (15,250)          1,370         (35,084)
      Accounts payable and accrued expenses  ...............        87,358         (12,880)        (33,767)
                                                                ----------      ----------      ----------
Net cash provided by operating activities    ...............       276,943         350,059         388,345
INVESTING ACTIVITIES
Purchases of property, plant and equipment   ...............      (202,520)       (183,867)       (204,792)
Proceeds from sale of property, plant and equipment   ......        68,330          16,026              --
Additions to intangible assets, net of effects of acquisi-
 tions                                                             (70,216)       (117,900)       (175,380)
Assets obtained through acquisitions, net of liabilities as-
 sumed                                                            (117,023)       (517,773)        (91,391)
Changes in other assets    .................................       (21,962)         (6,963)        (14,214)
Proceeds received on sale of other marketable securities .          19,857          22,513             584
Investments in other marketable securities   ...............       (21,393)        (11,304)             --
                                                                ----------      ----------      ----------
Net cash used in investing activities  .....................      (344,927)       (799,268)       (485,193)

              HEALTHSOUTH Corporation and Subsidiaries
              CONSOLIDATED STATEMENTS OF CASH FLOWS - (CONTINUED )



                                                                       YEAR ENDED DECEMBER 31,
                                                             -------------------------------------------
                                                               1994           1995            1996
                                                             ------------   ------------   -------------
                                                                           (IN THOUSANDS)
FINANCING ACTIVITIES
Proceeds from borrowings    ..............................   $1,069,979     $ 721,973       $  205,873
Principal payments on long-term debt    ..................    (977,094)      (502,152)        (104,507)
Early retirement of debt .................................          --        (14,606)              --
Proceeds from exercise of options    .....................      14,868         10,083           34,415
Proceeds from issuance of common stock  ..................       1,136        330,954               --
Purchase of treasury stock  ..............................     (10,025)        (8,497)            (736)
Reduction in receivable from ESOP    .....................       1,455          1,591            1,738
Payments received on (loans made to) stockholders   ......         250         (1,231)           1,048
Dividends paid  ..........................................      (7,046)        (8,403)          (1,222)
Proceeds from investment by minority interests   .........       2,268          1,103              510
Purchase of limited partnership interests  ...............      (1,698)       (10,076)          (3,064)
Payment of cash distributions to limited partners   ......     (34,637)       (36,697)         (38,948)
                                                             ----------     ----------      ----------
Net cash provided by financing activities  ...............      59,456        484,042           95,107
                                                             ----------     ----------      ----------
(Decrease) increase in cash and cash equivalents    ......      (8,528)        34,833           (1,741)
Cash and cash equivalents at beginning of year (Note 2) .      124,649        116,121          155,449
Cash flows related to mergers (Note 2)  ..................          --          4,495           (3,637)
                                                             ----------     ----------      ----------
Cash and cash equivalents at end of year   ...............   $ 116,121      $ 155,449       $  150,071
                                                             ==========     ==========      ==========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION Cash paid during the year for:
 Interest    .............................................   $  61,519      $ 103,973       $   97,024
 Income taxes   ..........................................      61,022         85,714           67,975


NON-CASH INVESTING ACTIVITIES:


     The Company assumed liabilities of $32,027,000, $84,820,000 and $19,197,000 during the years ended December 31, 1994, 1995 and 1996, respectively, in conjunction with its acquisitions.

     During the year ended  December  31,  1994,  the Company  issued  1,747,000
common  shares  with  a  market  value  of  $12,862,000  as  consideration   for
acquisitions accounted for as purchases (see Note 9).

     During the year ended December 31, 1996, the Company issued 8,095,000 common shares as consideration for mergers (see Note 2).


NON-CASH FINANCING ACTIVITIES:

     During 1995 and 1997, the Company had a two-for-one stock split on its common stock, which was effected in the form of a one hundred percent stock dividend.

     The Company received a tax benefit from the disqualifying disposition of incentive stock options of $6,470,000, $6,653,000 and $23,767,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

     During the year ended December 31, 1994, 22,000 common shares were exchanged in the exercise of options. The shares exchanged had a market value on the date of exchange of $321,000.

                             See accompanying notes.

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 1996

1. SIGNIFICANT ACCOUNTING POLICIES

     The significant accounting policies followed by HEALTHSOUTH Corporation and its subsidiaries ("the Company") are presented as an integral part of the consolidated financial statements.


PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of HEALTHSOUTH Corporation ("HEALTHSOUTH") and its wholly-owned subsidiaries, as well as its majority ownership or controlling interest in limited partnerships and limited liability companies. All significant intercompany accounts and transactions have been eliminated in consolidation.

     HEALTHSOUTH   Corporation   is  engaged  in  the   business  of   providing
comprehensive rehabilitative, clinical, diagnostic and surgical healthcare services on an inpatient and outpatient basis.


USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the accompanying consolidated
financial   statements  and  notes.  Actual  results  could  differ  from  those estimates.


MARKETABLE SECURITIES

     MARKETABLE EQUITY SECURITIES AND DEBT SECURITIES ARE CLASSIFIED AS AVAILABLE-FOR-SALE. AVAILABLE-FOR-SALE securities are carried at fair value, with the unrealized gains and losses, if material, reported as a separate component of stockholders' equity, net of tax. During 1994, marketable securities consisting of $13,360,507 of common stock were sold and the resulting gain was recognized in the consolidated statement of income. The adjusted cost of the specific security sold method is used to compute gain or loss on the sale of securities. Interest and dividends on securities classified as available-for-sale are included in investment income. Marketable equity securities and debt securities of the Company have maturities of less than one year.


Accounts Receivable and Third-Party Reimbursement Activities

     Receivables from patients, insurance companies and third-party contractual insured accounts (Medicare and Medicaid) are based on payment agreements which generally result in the Company collecting an amount different from the established rates. Net third party settlement receivables included in accounts receivable were $21,494,000 and $21,138,000 at December 31, 1995 and 1996,
respectively. Final determination of the settlements is subject to review by appropriate authorities. The differences between original estimates made by the Company and subsequent revisions (including final settlements) were not material to the operations of the Company. Adequate allowances are provided for doubtful accounts and contractual adjustments. Uncollectible accounts are written off against the allowance for doubtful accounts after adequate collection efforts are made. Net accounts receivable include only those amounts estimated by management to be collectible.

     The concentration of net accounts receivable from third-party contractual payors and others, as a percentage of total net accounts receivable, was as follows:


                                                           DECEMBER 31
                                                        -----------------
                                                         1995     1996
                                                         ----     ----
       Medicare  ................................          24%      26%
       Medicaid  ................................           6        5
       Other  ...................................          70       69
                                                         ----     ----
                                                          100%     100%
                                                         ====     ====

                    HEALTHSOUTH Corporation and Subsidiaries
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

1. Significant Accounting Policies - (CONTINUED)

INVENTORIES

     Inventories are stated at the lower of cost or market using the specific identification method.


PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is recorded at cost. Upon sale or retirement of property, plant or equipment, the cost and related accumulated depreciation are eliminated from the respective account and the resulting gain or loss is included in the results of operations.


     Interest cost incurred during the construction of a facility is capitalized. The Company incurred interest of $77,764,000, $108,382,000 and $102,694,000, of which $2,869,000, $2,865,000 and $3,943,000 was capitalized during 1994, 1995 and 1996, respectively.

     Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets or the term of the lease, as appropriate. The estimated useful life of buildings is 30-40 years and the general range of useful lives for leasehold improvements, furniture, fixtures and equipment is 10-15 years.


INTANGIBLE ASSETS


     Cost in excess of net asset value of purchased facilities is amortized over 20 to 40 years using the straight-line method. Organization and partnership formation costs are deferred and amortized on a straight-line basis over a period of 36 months. Costs incurred in connection with implementing the
Company's clinical and administrative programs and protocols at a newly-developed or acquired facility are deferred and amortized on a straight line basis over a period of 36 months. Organization, partnership formation and start-up costs and other capitalized costs for a project that is subsequently abandoned are charged to operations in that period. Debt issue costs are amortized over the term of the debt. Noncompete agreements are amortized using the straight-line method over the term of the agreements.



MINORITY INTERESTS

     The equity of minority investors in limited partnerships and limited liability companies of the Company is reported on the balance sheet as minority interests. Minority interests reported in the consolidated income statement reflect the respective interests in the income or loss of the limited partnerships or limited liability companies attributable to the minority investors (ranging from 1% to 50% at December 31, 1996), the effect of which is removed from the results of operations of the Company.


REVENUES

     Revenues include net patient service revenues and other operating revenues. Other operating revenues include cafeteria revenue, gift shop revenue, rental income, trainer/contract revenue, management and administrative fee revenue (related to non-consolidated subsidiaries and affiliates) and transcriptionist fees which are insignificant to total revenues. Net patient service revenues are reported at the estimated net realizable amounts from patients, third-party payors and others for services rendered, including estimated retroactive adjustments under reimbursement agreements with third-party payors.


INCOME PER COMMON AND COMMON EQUIVALENT SHARE

     Income per common and common equivalent share is computed based on the weighted average number of common shares and common equivalent shares outstanding during the periods, as adjusted for the two-for-one stock split declared in April 1995 and the two-for-one stock split declared in March 1997 (see Note 15). Common equivalent shares include dilutive employees' stock options, less the num-

                    HEALTHSOUTH Corporation and Subsidiaries
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

1. Significant Accounting Policies - (CONTINUED)


ber of treasury shares assumed to be purchased from the proceeds using the average market price of the Company's shares in the calculation of primary earnings per share and the year-end market price of the Company's shares in calculating fully diluted earnings per share if such market price is higher than the average price used in computing primary earnings per share. Fully diluted earnings per share (based on 300,758,000, 320,018,000 and 349,033,000 shares in
1994, 1995 and 1996, respectively) assumes conversion of the 5% Convertible Subordinated Debentures due 2001 (see Note 7).



IMPAIRMENT OF ASSETS

     In accordance with FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of, the Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. Effective January 1, 1995, the Company adopted FASB 121 to account for long-lived assets.

     With respect to the carrying value of the excess of cost over net asset value of purchased facilities and other intangible assets, the Company determines on a quarterly basis whether an impairment event has occurred by considering factors such as: the market value of the asset; a significant adverse change in legal factors or in the business climate; adverse action by a regulator; a history of operating or cash flow losses or a projection of continuing losses associated with an operating entity. The carrying value of excess cost over net asset value of purchased facilities and other intangible assets will be evaluated if the facts and circumstances suggest that it has been impaired. If this evaluation indicates that the value of the asset will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, an impairment loss is calculated based on the excess of the carrying amount of the asset over the asset's fair value.


SELF-INSURANCE

     The Company is self-insured for professional liability and comprehensive general liability. Liabilities for asserted and unasserted claims are accrued based upon specific claims and incidents and the claims history of the Company. The reserves for estimated liabilities for asserted and unasserted claims, which are not material in relation to the Company's consolidated financial position at December 31, 1995 and 1996, are included with accrued interest and other liabilities in the accompanying consolidated balance sheets.


RECLASSIFICATIONS


     Certain amounts in the 1994 and 1995 financial statements have been reclassified to conform with the 1996 presentation. Also in 1995, the Company included the loss on extinguishment of debt with merger and acquisition related expenses. Such amount has been reclassified as an extraordinary item in the accompanying 1995 income statement. Such reclassifications had no effect on previously reported consolidated financial position and consolidated net income.



2. MERGERS


     Effective December 29, 1994, a wholly-owned subsidiary of the Company merged with ReLife, Inc. ("ReLife"), and in connection therewith the Company issued 22,050,580 shares of its common stock in exchange for all of ReLife's outstanding common stock. Prior to the merger, ReLife provided a system of rehabilitation services and operated 31 inpatient facilities with an aggregate of approximately 1,100 licensed beds, including nine freestanding rehabilitation hospitals, nine acute rehabilitation units, five sub-acute rehabilitation units, seven transitional living units and one residential facility, and provided

                    HEALTHSOUTH Corporation and Subsidiaries
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

2. Mergers - (CONTINUED)

outpatient rehabilitation services at twelve outpatient centers. Costs and expenses of $2,949,000, primarily legal, accounting and financial advisory fees, incurred by HEALTHSOUTH in connection with the ReLife merger have been recorded in operations in 1994 and reported as merger expenses in the accompanying consolidated statements of income.

     Effective June 13, 1995, a wholly-owned subsidiary of the Company merged with Surgical Health Corporation ("SHC"), and in connection therewith the Company issued 17,062,960 shares of its common stock in exchange for all of SHC's common and preferred stock. Prior to the merger, SHC operated a network of 36 freestanding surgery centers and five mobile lithotripters in eleven states, with an aggregate of 156 operating and procedure rooms. Costs and expenses of approximately $4,588,000 incurred by the Company in connection with the SHC merger have been recorded in operations during 1995 and reported as merger expenses in the accompanying consolidated statements of income. Fees related to legal, accounting and financial advisory services accounted for $3,400,000 of the expense. Costs related to employee separations were approximately $1,188,000. Also in connection with the SHC Merger, the Company recognized a $14,606,000 extraordinary loss as a result of the retirement of the SHC Notes (see Note 7). The extraordinary loss consisted primarily of the associated debt discount plus premiums and costs associated with the retirement, net of income tax benefits of $5,550,000. SHC merged with Heritage Surgical Corporation on January 18, 1994 in a transaction accounted for as a pooling of interests. SHC recorded merger costs of $3,571,000 in connection with this transaction in 1994.

     Effective October 26, 1995, a wholly-owned subsidiary of the Company merged with Sutter Surgery Centers, Inc. ("SSCI"), and in connection therewith the Company issued 3,552,002 shares of its common stock in exchange for all of SSCI's outstanding common stock. Prior to the merger, SSCI operated a network of 12 freestanding surgery centers in three states, with an aggregate of 54 operating and procedure rooms. Costs and expenses of approximately $4,965,000, primarily legal, accounting and financial advisory fees, incurred by the Company in connection with the SSCI merger have been recorded in operations during 1995 and reported as merger expenses in the accompanying consolidated statements of income.

     Effective January 17, 1996, a wholly-owned subsidiary of the Company merged with Surgical Care Affiliates, Inc. ("SCA"), and in connection therewith the Company issued 91,856,678 shares of its common stock in exchange for all of SCA's outstanding common stock. Prior to the merger, SCA operated 67 surgery centers in 24 states. Costs and expenses of approximately $19,727,000, primarily legal, accounting and financial advisory fees, incurred by the Company in connection with the SCA merger have been recorded in operations during 1996 and reported as merger expenses in the accompanying consolidated statements of income.

     Effective March 14, 1996, a wholly-owned subsidiary of the Company merged with Advantage Health Corporation ("Advantage Health"), and in connection therewith the Company issued 18,203,978 shares of its common stock in exchange for all of Advantage Health's outstanding common stock. Prior to the merger, Advantage Health operated a network of 136 sites of service, including four freestanding rehabilitation hospitals, one freestanding multi-use hospital, one nursing home, 68 outpatient rehabilitation facilities, 14 inpatient managed rehabilitation units, 24 rehabilitation services management contracts and six managed sub-acute rehabilitation units. Costs and expenses of approximately $9,212,000, primarily legal, accounting and financial advisory fees, incurred by the Company in connection with the Advantage Health merger have been recorded in operations during 1996 and reported as merger expenses in the accompanying consolidated statements of income.


     Effective March 3, 1997, a wholly-owned subsidiary of the Company merged with Health Images, Inc. ("Health Images"), and in connection therewith the Company issued 10,343,470 shares of its common stock in exchange for all of Health Images' outstanding common stock. Prior to the merger, Health Images operated 49 freestanding diagnostic imaging centers in 13 states and six in the United Kingdom.

                    HEALTHSOUTH Corporation and Subsidiaries
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

2. Mergers - (CONTINUED)


     The mergers of the Company with ReLife, SHC, SSCI, SCA, Advantage Health and Health Images were accounted for as poolings of interests and, accordingly, the Company's consolidated financial statements have been restated to include the results of the acquired companies for all periods presented.

     Combined and separate results of the Company and its material 1996 mergers, SCA and Advantage Health, and its 1997 merger with Health Images, Inc., are as follows (in thousands):



                                               ADVANTAGE     HEALTH
                      HEALTHSOUTH      SCA       HEALTH      IMAGES     COMBINED
                      ------------- ---------- ----------- ----------- -----------
Year ended
 December 31, 1994
   Revenues .........   $1,274,365    $239,272   $135,562  $ 77,122      $1,726,321
   Net income  ......       50,493      29,280      8,310    (1,135)         86,948
Year ended
 December 31, 1995
   Revenues .........    1,556,687     263,866    182,593   115,535       2,118,681
   Net income  ......       78,949       3,322     10,250     5,729          98,250
Year ended
 December 31, 1996
   Revenues .........    2,380,587      11,028     44,922   131,618       2,568,155
   Net income  ......      216,654       1,746      2,418   (30,954)        189,864



     There were no material transactions among the Company, ReLife, SHC, SSCI, SCA, Advantage Health and Health Images prior to the mergers. The effects of conforming the accounting policies of the combined companies are not material.

     Prior to its merger with the Company, ReLife reported on a fiscal year ending on September 30. The restated financial statements for all periods prior to and including December 31, 1994, are based on a combination of the Company's results for its December 31 fiscal year and ReLife's results for its September 30 fiscal year. Beginning January 1, 1995, all facilities acquired in the ReLife merger adopted a December 31 fiscal year end; accordingly, all consolidated financial statements for periods after December 31, 1994 are based on a consolidation of the Company and the former ReLife subsidiaries on a December 31 year-end. ReLife's historical results of operations for the three months ended December 31, 1994 are not included in the Company's consolidated statements of income or cash flows. An adjustment has been made to stockholders' equity as of January 1, 1995 to adjust for the effect of excluding ReLife's results of operations for the three months ended December 31, 1994. The following is a summary of ReLife's results of operations and cash flows for the three months ended December 31, 1994 (in thousands):

                    HEALTHSOUTH Corporation and Subsidiaries
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

2. Mergers - (CONTINUED)


Statement of Income Data:
Revenues  .......................................   $ 38,174
Operating expenses:
 Operating units   ..............................     31,797
 Corporate general and administrative   .........      2,395
Provision for doubtful accounts   ...............        541
Depreciation and amortization  ..................      1,385
Interest expense   ..............................        858
Interest income .................................        (91)
HEALTHSOUTH merger expense  .....................      3,050
Loss on disposal of fixed assets  ...............      1,000
Loss on abandonment of computer project .........        973
                                                    ---------
                                                      41,908
                                                    ---------
Net loss  .......................................   $ (3,734)
                                                    =========
Statement of Cash Flow Data:
Net cash provided by operating activities  ......   $ 38,077
Net cash used in investing activities   .........     (9,632)
Net cash used in financing activities   .........    (23,950)
                                                    ---------
Net increase in cash  ...........................   $  4,495
                                                    =========

     During the three months ended December 31, 1994, ReLife received $7,141,000 in proceeds from the exercise of stock options.


     Prior to its merger with the Company, Advantage Health reported on a fiscal year ending on August 31. Accordingly, the historical financial statements of Advantage Health have been recast to a November 30 fiscal year-end to more closely conform to the Company's calendar fiscal year-end. The restated financial statements for all periods prior to and including December 31, 1995 are based on a combination of the Company's results for their December 31 fiscal year and Advantage Health's results for its recast November 30 fiscal year. Beginning January 1, 1996, all facilities acquired in the Advantage Health merger adopted a December 31 fiscal year-end; accordingly, all consolidated financial statements for periods after December 31, 1995 are based on a consolidation of all of the Company's subsidiaries on a December 31 year-end. Advantage Health's historical results of operations for the one month ended December 31, 1995 are not included in the Company's consolidated statements of income or cash flows. An adjustment has been made to stockholders' equity as of January 1, 1996 to adjust for the effect of excluding Advantage Health's results of operations for the one month ended December 31, 1995. The following is a summary of Advantage Health's results of operations and cash flows for the one month ended December 31, 1995 (in thousands):

                    HEALTHSOUTH Corporation and Subsidiaries
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

2. Mergers - (CONTINUED)


Statement of Income Data:
Revenues  .............................................   $ 16,111
Operating expenses:
 Operating units   ....................................     14,394
 Corporate general and administrative   ...............      1,499
Provision for doubtful accounts   .....................      1,013
Depreciation and amortization  ........................        283
Interest expense   ....................................        288
Interest income .......................................        (16)
Loss on impairment of assets   ........................     21,111
                                                          ---------
                                                            38,572
                                                          ---------
Loss before income taxes and minority interests  ......    (22,461)
Benefit for income taxes ..............................      4,959
Minority interest  ....................................       (136)
                                                          ---------
Net loss  .............................................   $(17,638)
                                                          =========
Statement of Cash Flow Data:
Net cash used in operating activities   ...............   $ (2,971)
Net cash provided by investing activities  ............        105
Net cash used in financing activities   ...............       (771)
                                                          ---------
Net decrease in cash  .................................   $ (3,637)
                                                          =========

     In December 1995, Advantage Health recorded an asset impairment charge of approximately $21,111,000 relating to goodwill and tangible assets identifiable with one inpatient rehabilitation hospital, one subacute facility and 32 outpatient rehabilitation centers, all acquired by the Company in the Advantage Health merger. The Company intends to operate these facilities on an ongoing basis.

     The Company has historically assessed recoverability of goodwill and other long-lived assets using undiscounted cash flows estimated to be received over the useful lives of the related assets. In December 1995, certain events occurred which significantly impacted the Company's estimates of future cash flows to be received from the facilities described above. Those events primarily related to a decline in operating results combined with a deterioration in the reimbursement environment at these facilities. As a result of these events, the Company revised its estimates of undiscounted cash flows to be received over the remaining estimated useful lives of these facilities and determined that goodwill and other long-lived assets (primarily property and equipment) had been impaired. The Company developed its best estimates of future operating cash flows at these locations considering future requirements for capital expenditures as well as the impact of inflation. The projections of cash flows also took into account estimates of significant one-time expenses as well as estimates of additional revenues and resulting income from future marketing efforts in the respective locations. The amount of the impairment charge was determined by discounting the estimates of future cash flows, using an estimated 8.5% incremental borrowing rate, which management believes is commensurate with the risks involved. The resulting net present value of future cash flows was then compared to the historical net book value of goodwill and other long-lived assets at each operating location which resulted in an impairment loss relative to these centers of $21,111,000.

     During 1996, wholly-owned subsidiaries of the Company merged with Professional Sports Care Management, Inc. ("PSCM"), Fort Sutter Surgery Center, Inc. ("FSSCI") and ReadiCare, Inc. ("ReadiCare"). In connection with these mergers the Company issued an aggregate of 8,094,598 shares of its common stock. Costs and expenses of approximately $12,576,000, primarily legal, accounting and financial advisory fees,

                    HEALTHSOUTH Corporation and Subsidiaries
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

2. Mergers - (CONTINUED)

incurred by the Company in connection with the mergers have been recorded in operations during 1996 and reported as merger expenses in the accompanying consolidated statements of income.

     The PSCM and ReadiCare mergers were accounted for as poolings of interests. However, due to the immateriality of these mergers, the Company's historical financial statements for all periods prior to the quarters in which the respective mergers were completed have not been restated. Instead, stockholders' equity has been increased by $43,230,000 to reflect the effects of the PSCM merger and $15,431,000 to reflect the effects of the ReadiCare merger. The results of operations of PSCM and ReadiCare are included in the accompanying financial statements from the date of acquisition forward. In addition, the FSSCI merger was a stock-for-stock acquisition. Stockholders' equity has been increased by $8,908,000 to reflect the effects of the merger.


3. CASH, CASH EQUIVALENTS AND OTHER MARKETABLE SECURITIES

     Cash, cash equivalents and other marketable securities consisted of the following:


                                                                         DECEMBER 31
                                                                    ----------------------
                                                                     1995         1996
                                                                    ----------   ---------
                                                                        (IN THOUSANDS)
Cash ............................................................   $143,681     $140,278
Cash equivalents ................................................     11,768        9,793
                                                                    ---------    ---------
 Total cash and cash equivalents   ..............................    155,449      150,071
Certificates of deposit   .......................................      2,229        1,765
Municipal put bonds .............................................        615          495
Municipal put bond mutual funds .................................        500          500
Collateralized mortgage obligations   ...........................      1,000        1,000
                                                                    ---------    ---------
Total other marketable securities  ..............................      4,344        3,760
                                                                    ---------    ---------
Total cash, cash equivalents and other marketable securities (ap-
 proximates market value)                                           $159,793     $153,831
                                                                    =========    =========


     For purposes of the consolidated balance sheets and statements of cash flows, marketable securities purchased with an original maturity of ninety days or less are considered cash equivalents.


4. OTHER ASSETS

     Other assets consisted of the following:


                                                               DECEMBER 31
                                                           --------------------
                                                            1995       1996
                                                           ---------   --------
                                                              (IN THOUSANDS)
Notes and accounts receivable   ........................   $24,628     $38,359
Investment in Caretenders Health Corp.   ...............     7,417       7,370
Prepaid long-term lease   ..............................     8,888       8,397
Investments in other unconsolidated subsidiaries  ......     6,754      15,362
Real estate investments   ..............................    14,324      10,020
Trusteed funds   .......................................     1,879       1,879
Other   ................................................     5,127       2,629
                                                           --------    --------
                                                           $69,017     $84,016
                                                           ========    ========

                    HEALTHSOUTH Corporation and Subsidiaries
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

4. Other Assets - (CONTINUED)

     The Company has a 19% ownership interest in Caretenders Health Corp. ("Caretenders"); accordingly, the Company's investment is being accounted for using the equity method of accounting. The investment was initially valued at $7,250,000. The Company's equity in earnings of Caretenders for the years ended December 31, 1994, 1995 and 1996 was not material to the Company's results of operations.

     It was not practicable to estimate the fair value of the Company's various investments in other unconsolidated subsidiaries (involved in operations similar to those of the Company) because of the lack of a quoted market price and the inability to estimate fair value without incurring excessive costs. The carrying amount at December 31, 1996 represents the original cost of the investments, which management believes is not impaired.




5. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consisted of the following:



                                                                DECEMBER 31
                                                         --------------------------
                                                           1995           1996
                                                         ------------   -----------
                                                               (IN THOUSANDS)
Land  ................................................   $   86,020     $   93,631
Buildings   ..........................................      799,286        844,775
Leasehold improvements  ..............................       87,216        112,149
Furniture, fixtures and equipment   ..................      700,757        801,443
Construction-in-progress   ...........................       50,157         73,815
                                                         -----------    -----------
                                                          1,723,436      1,925,813
Less accumulated depreciation and amortization  ......      345,420        460,980
                                                         -----------    -----------
                                                         $1,378,016     $1,464,833
                                                         ===========    ===========


6. INTANGIBLE ASSETS

     Intangible assets consisted of the following:



                                                                           DECEMBER 31
                                                                    --------------------------
                                                                      1995           1996
                                                                    ------------   -----------
                                                                          (IN THOUSANDS)
Organizational, partnership formation and start-up costs   ......   $  163,839     $  238,126
Debt issue costs ................................................       35,531         34,905
Noncompete agreements  ..........................................       70,636         86,566
Cost in excess of net asset value of purchased facilities  ......      787,397        947,104
                                                                    -----------    -----------
                                                                     1,057,403      1,306,701
Less accumulated amortization   .................................      136,433        212,280
                                                                    -----------    -----------
                                                                    $  920,970     $1,094,421
                                                                    ===========    ===========

                    HEALTHSOUTH Corporation and Subsidiaries
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

7. LONG-TERM DEBT

     Long-term debt consisted of the following:



                                                                             DECEMBER 31
                                                                      --------------------------
                                                                        1995           1996
                                                                      ------------   -----------
                                                                            (IN THOUSANDS)
Notes and bonds payable:
 Advances under a $1,000,000,000 credit agreement with banks       .  $  790,000     $       --
 Advances under a $1,250,000,000 credit agreement with banks       .          --        995,000
 9.5% Senior Subordinated Notes due 2001   ........................      250,000        250,000
 5.0% Convertible Subordinated Debentures due 2001  ...............      115,000        115,000
 Notes payable to banks and various other notes payable, at in-
   terest rates from 5.5% to 14.9%                                       241,520        151,384
 Hospital revenue bonds payable   .................................       32,337         22,503
Noncompete agreements payable with payments due at intervals
 ranging through December 2004 ....................................       24,161         26,256
                                                                      -----------    -----------
                                                                       1,453,018      1,560,143
Less amounts due within one year  .................................       51,528         47,089
                                                                      -----------    -----------
                                                                      $1,401,490     $1,513,054
                                                                      ===========    ===========


     The fair value of total long-term debt approximates book value at December 31, 1995 and 1996. The fair values of the Company's long-term debt are estimated using discounted cash flow analysis, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

     During 1995, the Company entered into a Credit Agreement with NationsBank, N.A. ("NationsBank") and other participating banks (the "1995 Credit Agreement") which consisted of a $1,000,000,000 revolving credit facility. On April 18, 1996, the Company amended and restated the 1995 Credit Agreement to increase the size of the revolving credit facility to $1,250,000,000 (the "1996 Credit Agreement"). Interest is paid based on LIBOR plus a predetermined margin, a base rate, or competitively bid rates from the participating banks. The Company is required to pay a fee on the unused portion of the revolving credit facility ranging from 0.08% to 0.25%, depending on certain defined ratios. The principal amount is payable in full on March 31, 2001. The Company provided a negative pledge on all assets under the 1996 Credit Agreement, and the lenders released the first priority security interest in all shares of stock of the Company's subsidiaries and rights and interests in the Company's controlled partnerships which had been granted under the 1995 Credit Agreement. At December 31, 1996, the effective interest rate associated with the 1996 Credit Agreement was approximately 5.87%.

     On March 24, 1994, the Company issued $250,000,000 principal amount of 9.5% Senior Subordinated Notes due 2001 (the "Notes"). Interest is payable on April 1 and October 1. The Notes are senior subordinated obligations of the Company and as such are subordinated to all existing and future senior indebtedness of the Company, and also are effectively subordinated to all existing and future liabilities of the Company's subsidiaries and partnerships. The Notes rank senior to all subordinated indebtedness of the Company, including the 5% Convertible Subordinated Debentures due 2001 described below.
The Notes mature on April 1, 2001.

     Also on March 24, 1994, the Company issued $100,000,000 principal amount of 5% Convertible Subordinated Debentures due 2001 (the "Convertible Debentures"). An additional $15,000,000 of Convertible Debentures was issued in April 1994 to cover underwriters' overallotments. Interest is payable on April 1 and October
1. The Convertible Debentures are convertible into common stock of the Company at the option of the holder at a conversion price of $9.406 per share, subject to adjustment upon the occurrence of certain events.

                    HEALTHSOUTH Corporation and Subsidiaries
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

7. Long-Term Debt - (CONTINUED)


     In June 1994, SHC (see Note 2) issued $75,000,000 principal amount of 11.5% Senior Subordinated Notes due July 15, 2004 (the "SHC Notes"). The proceeds of the SHC Notes were used to pay down indebtedness outstanding under other existing credit facilities. During 1995, the Company purchased $67,500,000 of the $75,000,000 outstanding principal amount of the SHC Notes in a tender offer at 115% of the face value of the Notes, and the remaining $7,500,000 balance was purchased on the open market, using proceeds from the Company's other long-term credit facilities. The loss on retirement of the SHC Notes totaled approximately $14,606,000. The loss consists of the premium, write-off of unamortized bond issue costs and other fees and is reported as an extraordinary loss on early extinguishment of debt in the accompanying 1995 consolidated statement of income (see Note 2).

     Principal maturities of long-term debt are as follows:





YEAR ENDING DECEMBER 31                                           (IN THOUSANDS)
-------------------------                                        ---------------
1997   ......................................................      $    47,089
1998   ......................................................           36,703
1999   ......................................................           26,085
2000   ......................................................           24,034
2001   ......................................................        1,375,570
After 2001 ..................................................           50,662
                                                                   ------------
                                                                   $ 1,560,143
                                                                   ============


8. STOCK OPTIONS

     THE COMPANY HAS VARIOUS STOCKHOLDER-APPROVED STOCK OPTION PLANS WHICH PROVIDE FOR THE GRANT OF options to directors, officers and other key employees to purchase common stock at 100% of the fair market value as of the date of grant. The Audit and Compensation Committee of the Board of Directors administers the stock option plans. Options may be granted as incentive stock options or as non-qualified stock options. Incentive stock options vest 25% annually, commencing upon completion of one year of employment subsequent to the date of grant. Non-qualified stock options generally are not subject to any vesting provisions. The options expire at dates ranging from five to ten years from the date of grant.

     In October, 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation ("SFAS 123"). SFAS 123 is effective for fiscal years beginning after December 15, 1995 and allows for the option of continuing to account for stock-based compensation under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations, or selecting the fair value method of expense recognition as described in SFAS 123. The Company has elected to follow APB 25 in accounting for its employee stock options. The Company follows SFAS 123 in accounting for its non-employee stock options. The total compensation expense associated with non-employee stock options granted in 1996 was not material.

     Pro forma information regarding net income and earnings per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1995 and 1996, respectively: risk-free interest rates of 5.87% and 6.01%; dividend yield of 0%; volatility factors of the expected market price of the Company's common stock of .36 and .37; and a weighted-average expected life of the options of 4.3 years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the

                    HEALTHSOUTH Corporation and Subsidiaries
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

8. Stock Options - (CONTINUED)

Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands, except for per share amounts):



                                                        1995        1996
                                                        ----        ----
Pro forma net income   ............................    $80,059     $162,463
Pro forma earnings per share:
 Primary   ........................................    $  0.26     $   0.48
 Fully diluted   ..................................    $  0.26     $   0.48

     The effect of compensation expense from stock options on 1995 pro forma net income reflects only the vesting of 1995 awards. However, 1996 pro forma net income reflects the second year of vesting of the 1995 awards and the first year of vesting of 1996 awards. Not until 1998 is the full effect of recognizing compensation expense for stock options representative of the possible effects on pro forma net income for future years.


     A summary of the Company's stock option activity and related information for the years ended December 31 follows:


                                                        1994                 1995                  1996
                                                 ------------------- --------------------- --------------------
                                                                                WEIGHTED              WEIGHTED
                                                                                 AVERAGE              AVERAGE
                                                 OPTIONS    PRICE     OPTIONS   EXERCISE    OPTIONS   EXERCISE
                                                  (000)     RANGE      (000)      PRICE      (000)     PRICE
                                                 --------- --------- ---------- ---------- ---------- ---------
Options outstanding January 1:   ............... 31,547               30,150        $4      35,068       $ 5
 Granted .......................................  3,356    $5 - $9     7,639         9       4,769        17
 Exercised  .................................... (3,877)   $1 - $4    (2,237)        4      (6,709)        5
 Canceled   ....................................   (876)                (484)        5        (322)        6
                                                 -------             --------              --------
Options outstanding at December 31  ............ 30,150               35,068        $5      32,806       $ 7
Options exercisable at December 31  ............ 22,533               26,293        $5      27,678       $ 6
Weighted average fair value of options granted
 during the year  ..............................    N/A              $  3.81               $  7.13


     The following table summarizes information about stock options outstanding at December 31, 1996:


                                       OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
                          ---------------------------------------------   ---------------------------
                                              WEIGHTED
                                              AVERAGE        WEIGHTED                       WEIGHTED
      EXERCISE               OPTIONS         REMAINING       AVERAGE        OPTIONS         AVERAGE
       PRICE               OUTSTANDING       CONTRACTUAL     EXERCISE     EXERCISABLE       EXERCISE
       RANGE               AT 12/31/96          LIFE          PRICE       AT 12/31/96       PRICE
-----------------------   ----------------   -------------   ----------   ---------------   ---------
                          (IN THOUSANDS)      (YEARS)                     (IN THOUSANDS)
Under $8.40............       21,380            5.50           $ 4.12         20,014          $ 4.08
$8.40 - $16.40.........        9,305            8.55            10.94          7,172           11.59
$16.41 and above ......        2,121            9.14            18.20            492           19.02

                    HEALTHSOUTH Corporation and Subsidiaries
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED )

9. ACQUISITIONS

1994 Acquisitions

     At various dates during 1994, the Company acquired 53 separate outpatient operations and a majority equity interest in five outpatient surgery centers located throughout the United States. The combined purchase price of these acquired outpatient operations was approximately $80,456,000. The Company also acquired a specialty medical center in Dallas, Texas, a therapy staffing service, a diagnostic imaging company, four physical therapy practices and two home health agencies. The combined purchase price of these operations was approximately $32,044,000. The form of consideration constituting the total purchase prices of $112,500,000 was approximately $88,455,000 in cash, $14,122,000 in notes payable and approximately 624,000 shares of common stock valued at $9,923,000.

     In connection with these transactions, the Company entered into noncompete agreements with former owners totaling $10,814,000. In general, these noncompete agreements are payable in monthly or quarterly installments over periods ranging from five to ten years.

     The fair value of the total net assets relating to the 1994 acquisitions described above was approximately $17,958,000. The total cost for 1994 acquisitions exceeded the fair value of the net assets acquired by approximately $94,542,000. The Company evaluated each acquisition independently to determine the appropriate amortization period for the cost in excess of net asset value of purchased facilities. Each evaluation included an analysis of historic and projected financial performance, evaluation of the estimated useful lives of buildings and fixed assets acquired, the indefinite lives of certificates of need and licenses acquired, the competition within local markets, lease terms where applicable, and the legal term of partnerships where applicable. Based on these evaluations, the Company determined that the cost in excess of net asset value of purchased facilities relating to the 1994 acquisitions should be amortized over periods ranging from 25 to 40 years on a straight-line basis. No other identifiable intangible assets were recorded in the acquisitions described above.


     Also during August 1994, Health Images (see Note 2) acquired the remaining interest in its equity affiliate, National Diagnostic Systems, Inc. ("NDS") and merged NDS into a wholly-owned subsidiary of the Company, which was renamed Interactive Diagnostic Services, Inc. ("IDSI"). The total consideration for NDS included $2,939,000 in common stock, forgiveness debt by NDS to Health Images of $1,010,000, and other consideration totalling $981,000. Goodwill of $4,272,000 was recorded and acquisition costs of $1,087,000 were expensed. On December 31, 1994, the Company wrote off the $4,272,000 in goodwill related to the NDS investment in addition to the previous write-off of $1,087,000 in acquisition costs. In addition, Health Images expensed $219,000 for estimated contract losses and $539,000 in organization and start-up costs. Health Images filed a lawsuit on February 21, 1995 against the selling shareholders of NDS asking for rescission of the acquisition described above and restitution. The complaint alleges breach of contract, intentional misrepresentation, negligent misrepresentation and suppession of fact. Health Images discontinued the operations fo IDSI during the quarter ended March 31, 1995. The loss from discontinued operations recorded in the accompanying 1994 consolidated income statement includes an impairment charge of $5,580,000 related to the write-off of the assets described above. Revenues attributable to discontinued operations were $402,000 for 1995. The loss from discontinued operations and loss on disposal of discontinued operations in 1995 totaled $1,874,000, less an income tax benefit of $712,000.

     All of the 1994 acquisitions described above were accounted for as purchases and, accordingly, the results of operations of the acquired businesses (not material individually or in the aggregate) are included in the accompanying consolidated financial statements from their respective dates of acquisition.

1995 Acquisitions

     Effective April 1, 1995, the Company acquired the rehabilitation hospitals division of NovaCare, Inc. ("NovaCare"), consisting of 11 rehabilitation hospitals, 12 other facilities, and certificates of need to build two other facilities. The total purchase price for the NovaCare facilities was approximately

                   HEALTHSOUTH Corporation and Subsidiaries
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

9. ACQUISITIONS - (CONTINUED)

$235,000,000  in cash.  The cost in excess of net asset value was  approximately
$173,000,000. Of this excess, approximately $129,000,000 was allocated to leasehold value and the remaining $44,000,000 to cost in excess of net asset value of purchased facilities. As part of the acquisition, the Company acquired approximately $4,790,000 in deferred tax assets. The Company also provided approximately $10,000,000 for the write-down of certain assets to net realizable value as the result of a planned facility consolidation in a market where the Company's existing services overlapped with those of an acquired facility. The planned employee separations and facility consolidation were completed by the end of 1995.

     Effective December 1, 1995, the Company acquired Caremark Orthopedic Services Inc. ("Caremark"). At the time of the acquisition, Caremark owned and operated approximately 120 outpatient rehabilitation centers in 13 states. The total purchase price was approximately $127,500,000 in cash.


     Also at various dates during 1995, the Company acquired 70 separate outpatient rehabilitation operations located throughout the United States, three physical therapy practices, one home health agency, one nursing home, 75 licensed subacute beds, five outpatient surgery centers and 16 outpatient diagnostic imaging operations. The combined purchase prices of these acquisitions was approximately $178,393,000. The form of consideration constituting the combined purchase prices was approximately $152,833,000 in cash and $25,560,000 in notes payable.

     In connection with these transactions, the Company entered into noncompete agreements with former owners totaling $16,222,000. In general, these noncompete agreements are payable in monthly or quarterly installments over periods ranging from five to ten years.


     The fair value of the total net assets relating to the 1995 acquisitions described above, excluding the NovaCare acquisition, was approximately $81,455,000. The total cost of these acquisitions exceeded the fair value of the net assets acquired by approximately $224,438,000. Based on the evaluation of each acquisition utilizing the criteria described above, the Company determined that the cost in excess of net asset value of purchased facilities relating to the 1995 acquisitions should be amortized over periods ranging from 25 to 40 years on a straight-line basis. No other identifiable intangible assets were recorded in the acquisitions described above.


     All of the 1995 acquisitions described above were accounted for as purchases and, accordingly, the results of operations of the acquired businesses are included in the accompanying consolidated financial statements from their respective dates of acquisition. With the exception of NovaCare, none of the above acquisitions were material individually or in the aggregate.


1996 Acquisitions


     At various dates during 1996, the Company acquired 80 outpatient rehabilitation facilities, three outpatient surgery centers, one inpatient rehabilitation hospital, and one diagnostic imaging center. The acquired operations are located throughout the United States. The total purchase price of the acquired operations was approximately $104,321,000. The form of consideration constituting the total purchase prices was approximately $92,319,000 in cash and $12,002,000 in notes payable.

     In connection with these transactions, the Company entered into noncompete agreements with former owners totaling $11,900,000. In general, these noncompete agreements are payable in monthly or quarterly installments over periods ranging from five to ten years.

     The fair value of the total net assets relating to the 1996 acquisitions described above was approximately $40,259,000. The total cost of the 1996 acquisitions exceeded the fair value of the net assets acquired by approximately $64,062,000. Based on the evaluation of each acquisition utilizing the criteria described above,

                   HEALTHSOUTH Corporation and Subsidiaries
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

9. ACQUISITIONS - (CONTINUED)

the Company determined that the cost in excess of net asset value of purchased facilities relating to the 1996 acquisitions should be amortized over periods ranging from 25 to 40 years on a straight-line basis. No other identifiable intangible assets were recorded in the acquisitions described above.

     All of the 1996 acquisitions described above were accounted for as purchases and, accordingly, the results of operations of the acquired businesses (not material individually or in the aggregate) are included in the accompanying consolidated financial statements from their respective dates of acquisition.


10. INCOME TAXES

     HEALTHSOUTH and its subsidiaries file a consolidated federal income tax return. The limited partnerships and limited liability companies file separate income tax returns. HEALTHSOUTH's allocable portion of each partnership's income or loss is included in the taxable income of the Company. The remaining income or loss of each partnership is allocated to the limited partners.


     The Company utilizes the liability method of accounting for income taxes, as required by Financial Accounting Standards Board (FASB) Statement No. 109, "Accounting for Income Taxes".


     Significant components of the Company's deferred tax assets and liabilities as of December 31, 1995 are as follows:


                                                CURRENT      NONCURRENT       TOTAL
                                                ----------   ------------   -------------
                                                             (IN THOUSANDS)
Deferred tax assets:
 Accruals   .................................     $  8,016    $      --      $   8,016
 Disposal of surgery centers  ...............        2,675           --          2,675
 Impairment of assets   .....................        1,309        5,434          6,743
 Development costs   ........................           --          849            849
 Acquired net operating loss  ...............           --       16,277         16,277
 Allowance for bad debts   ..................       31,650           --         31,650
 Other   ....................................        2,084        5,469          7,553
                                                 ---------    ---------      ---------
Total deferred tax assets  ..................       45,734       28,029         73,763
Deferred tax liabilities:
Depreciation and amortization ...............           --       42,591         42,591
 Non-accrual experience method   ............       14,559           --         14,559
 Purchase price accounting ..................           --        4,802          4,802
 Contracts  .................................        3,849           --          3,849
 Capitalized costs   ........................           --       12,916         12,916
 Other   ....................................        2,522        3,164          5,686
                                                 ---------    ---------      ---------
Total deferred tax liabilities   ............       20,930       63,473         84,403
                                                 ---------    ---------      ---------
Net deferred tax assets (liabilities)  ......     $ 24,804    $ (35,444)     $ (10,640)
                                                 =========    =========      =========



     At December 31, 1996, the Company has net operating loss carryforwards of approximately $14,747,000 for income tax purposes expiring through the year 2009. Those carryforwards resulted from the Company's acquisitions of Diagnostic Health Corporation, Renaissance Rehabilitation Center, Inc., Rebound, Inc. and Health Images, Inc.

                   HEALTHSOUTH Corporation and Subsidiaries
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

10. INCOME TAXES - (CONTINUED)

     Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1996 are as follows:


                                                CURRENT     NONCURRENT       TOTAL
                                                ---------   ------------   -------------
                                                             (IN THOUSANDS)
Deferred tax assets:
 Acquired net operating loss  ...............   $    --      $   5,283      $   5,283
 Development costs   ........................        --            849            849
 Accruals   .................................     6,634             --          6,634
 Allowance for bad debts   ..................    34,700             --         34,700
 Other   ....................................     2,433          2,597          5,030
                                                --------     ---------      ---------
Total deferred tax assets  ..................    43,767          8,729         52,496
Deferred tax liabilities:
 Depreciation and amortization   ............        --         20,501         20,501
 Purchase price accounting ..................        --          4,802          4,802
 Non-accrual experience method   ............    17,694             --         17,694
 Contracts  .................................     3,849             --          3,849
 Capitalized costs   ........................     5,013         22,672         27,685
 Other   ....................................     1,973          2,604          4,577
                                                --------     ---------      ---------
Total deferred tax liabilities   ............    28,529         50,579         79,108
                                                --------     ---------      ---------
Net deferred tax assets (liabilities)  ......   $15,238      $ (41,850)     $ (26,612)
                                                ========     =========      =========


     The provision for income taxes was as follows:


                                    YEAR ENDED DECEMBER 31,
                              ------------------------------------
                                1994          1995        1996
                              ------------   ---------   ---------
                                         (IN THOUSANDS)
Currently payable:
 Federal ..................    $  72,416     $70,629     $116,023
 State   ..................       10,802       9,586       13,598
                               ---------     --------    ---------
                                  83,218      80,215      129,621
Deferred (benefit) expense:
 Federal ..................      (12,920)        367       13,281
 State   ..................       (1,738)         29        1,027
                               ---------     --------    ---------
                                 (14,658)        396       14,308
                               ---------     --------    ---------
Total provision   .........    $  68,560     $80,611     $143,929
                               =========     ========    =========



     As part of the acquisitions of PSCM, Readicare and FSSCI, the Company acquired approximately $1,664,000 in deferred tax liabilities.

                   HEALTHSOUTH Corporation and Subsidiaries
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

10. INCOME TAXES - (CONTINUED)

     The difference between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to income before taxes was as follows:



                                                                      YEAR ENDED DECEMBER 31
                                                            ------------------------------------------
                                                              1994           1995           1996
                                                            ------------   ------------   ------------
                                                                          (IN THOUSANDS)
Federal taxes at statutory rates ........................    $  67,795      $  78,322      $ 134,457
Add (deduct):
   State income taxes, net of federal tax benefit  ......        5,254          6,250          9,506
   Minority interests   .................................      (11,014)       (15,102)       (17,303)
   Disposal/impairment/merger charges  ..................          668          9,955          6,563
   Other ................................................        5,857          1,186         10,706
                                                             ---------      ---------      ---------
                                                             $  68,560      $  80,611      $ 143,929
                                                             =========      =========      =========


11. COMMITMENTS AND CONTINGENCIES

     The Company is a party to legal proceedings incidental to its business. In the opinion of management, any ultimate liability with respect to these actions will not materially affect the consolidated financial position or results of operations of the Company.

     At December 31, 1996, anticipated capital expenditures for the next twelve months are $350,000,000. This amount includes expenditures for maintenance and expansion of the Company's existing facilities as well as development and integration of the Company's services in selected metropolitan markets.

     Beginning December 1, 1993, the Company became self-insured for professional liability and comprehensive general liability. The Company purchased coverage for all claims incurred prior to December 1, 1993. In addition, the Company purchased underlying insurance which would cover all claims once established limits have been exceeded. It is the opinion of management that at December 31, 1996, the Company has adequate reserves to cover losses on asserted and unasserted claims.

     Prior to consummation of the SCA and Advantage Health mergers (see Note 2), these companies carried professional malpractice and general liability insurance. The policies were carried on a claims made basis. The companies had policies in place to track and monitor incidents of significance. Management is unaware of any claims that may result in a loss in excess of amounts covered by existing insurance.


     Operating leases generally consist of short-term lease agreements for buildings where facilities are located. These leases generally have 5-year terms, with one or more renewal options, with terms to be negotiated at the time of renewal. Total rental expense for all operating leases was $77,228,000, $103,308,000 and $131,994,000 for the years ended December 31, 1994, 1995 and
1996, respectively.

     The following is a schedule of future minimum lease payments under all operating leases having initial or remaining non-cancelable lease terms in excess of one year:



          YEAR ENDING DECEMBER 31               (IN THOUSANDS)
          -------------------------             ---------------
          1997   ..................                $111,140
          1998   ..................                 101,651
          1999   ..................                  88,490
          2000   ..................                  73,625
          2001   ..................                  57,165
          After 2001   ............                 251,915
                                                   ---------
                                                   $683,986
                                                   =========

                    HEALTHSOUTH Corporation and Subsidiaries
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED )

12. EMPLOYEE BENEFIT PLANS


     The Company has a 401(k) savings plan which matches 15% of the first 4% of earnings that an employee contributes. All contributions are in the form of cash. All employees who have completed one year of service with a minimum of 1,000 hours worked are eligible to participate in the plan. Company contributions are gradually vested over a seven-year service period. Contributions to the plan by the Company were approximately $1,293,000, $1,408,000 and $2,420,000 in 1994, 1995 and 1996, respectively.


     In 1991, the Company established an Employee Stock Ownership Plan ("ESOP") for the purpose of providing substantially all employees of the Company the opportunity to save for their retirement and acquire a proprietary interest in the Company. The ESOP currently owns approximately 3,320,000 shares of the Company's common stock, which were purchased with funds borrowed from the Company, $10,000,000 in 1991 (the "1991 ESOP Loan") and $10,000,000 in 1992 (the
"1992 ESOP Loan"). At December 31, 1996, the combined ESOP Loans had a balance of $14,148,000. The 1991 ESOP Loan, which bears an interest rate of 10%, is payable in annual installments covering interest and principal over a ten-year period beginning in 1992. The 1992 ESOP Loan, which bears an interest rate of 8.5%, is payable in annual installments covering interest and principal over a ten-year period beginning in 1993. Company contributions to the ESOP began in 1992 and shall at least equal the amount required to make all ESOP loan amortization payments for each plan year. The Company recognizes compensation expense based on the shares allocated method. Compensation expense related to the ESOP recognized by the Company was $3,673,000, $3,524,000 and $3,198,000 in 1994, 1995 and 1996, respectively. Interest incurred on the ESOP Loans was approximately $1,608,000, $1,460,000 and $1,298,000 in 1994, 1995 and 1996,
respectively. Approximately 1,212,000 shares owned by the ESOP have been allocated to participants at December 31, 1996.

     During 1993, the American Institute of Certified Public Accountants issued Statement of Position 93-6, "Employers Accounting for Employee Stock Ownership Plans" ("SOP 93-6"). Among other provisions, SOP 93-6 requires that compensation expense relating to employee stock ownership plans be measured based on the fair market value of the shares when allocated to the employees. The provisions of SOP 93-6 apply only to leveraged ESOPs formed after December 31, 1992, or shares newly acquired by an existing leveraged ESOP after December 31, 1992. Because all shares owned by the Company's ESOP were acquired prior to December 31, 1992, the Company's accounting policies for the shares currently owned by the ESOP are not affected by SOP 93-6.

13. LOSS ON DISPOSAL OF SURGERY CENTERS


     During the fourth quarter of 1994, the Company adopted a formal plan to dispose of three surgery centers and certain other properties during 1995. Accordingly, a loss of $13,197,000 was made to reflect the expected losses resulting from the disposal of these centers. The loss is comprised primarily of losses on the sale of owned facilities and equipment, write-off of intangible and other assets, and accrual of future operating lease obligations and estimated operating losses through the anticipated date of disposal.

     The following are the major components of the loss (in thousands):


Write-down of land, buildings and equipment   .......................................   $ 4,806
Write-off of excess of cost over fair value of net assets acquired and other assets       2,762
Estimated operating losses through anticipated date of disposal .....................     1,750
Accrual of future lease commitments and other obligations resulting from disposal ...     3,879
                                                                                        --------
                                                                                        $13,197
                                                                                        ========

     The closings of the three surgery centers were completed by December 31, 1995. An accrual of $929,000 is included in accrued liabilities on the accompanying December 31, 1995 consolidated balance sheet for the remaining costs to be incurred relative to the disposal of these surgery centers and the other properties. The remaining accrual was used in 1996.

                    HEALTHSOUTH Corporation and Subsidiaries
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

14. IMPAIRMENT OF LONG-TERM ASSETS

     During 1994, certain events occurred which impaired the value of specific long-term assets of ReLife (see Note 2). A hospital in Missouri with a distinct part unit which ReLife was managing was purchased in 1994 by an acute care provider which terminated the contract with ReLife. Remaining goodwill of $1,700,000 and costs allocated to the management contract of $1,300,000 were written off as there is no value remaining for the terminated contract.

     A ReLife facility in central Florida incurred tornado damage and has not operated since September 1993. During 1994, management of ReLife determined that it was probable that this facility would not reopen. Start-up costs of $1,600,000 were written off. This facility is leased under an operating lease as described in Note 11 through the year 2001. An impairment accrual has been established based on the projected undiscounted net cash flows related to this non-operating facility for the remainder of the lease term. The accrual totaled $5,900,000 and consists of $4,700,000 in lease payments and $1,200,000 in fixed costs and operating expenses, including property taxes, maintenance, security and other related costs.

     During 1994, ReLife entered into a contract for a new information system. Payments under the contract and related costs were capitalized during the year. After the agreement to merge with HEALTHSOUTH was entered into, the computer project was abandoned, resulting in a write-off of capitalized cost of $4,500,000.

     In 1995, the Company recorded an asset impairment charge of approximately $53,549,000 relating to goodwill and tangible assets identifiable with fourteen surgery centers. Approximately $47,984,000 of this charge related to ten surgery centers which the Company intends to operate on an ongoing basis, while the remaining loss of $5,565,000 is identifiable with four surgery centers which the Company decided during the fourth quarter of 1995 to close.

     With  respect to the ten surgery  centers  the Company  intends to continue operating, certain events occurred in the fourth quarter of 1995 which significantly impacted the Company's estimates of future cash flows to be received from these centers. Those events primarily related to a decline in operating results combined with a deterioration in relationships with key physicians at certain of those locations. As a result of these events, the Company revised its estimates of undiscounted cash flows to be received over the remaining estimated useful lives of these centers and determined that goodwill and other long-lived assets (primarily property and equipment) had been impaired.  The Company  developed its best  estimates of future  operating  cash flows at these locations considering future requirements for capital expenditures as well as the impact of inflation. The projections of cash flows also took into account estimates of significant one-time expenses as well as estimates of additional revenues and resulting income from future marketing efforts in the respective locations. The amount of the impairment charge was determined by discounting the estimates of future cash flows, using an estimated 8.5% incremental borrowing rate which management believes is commensurate with the risks involved. The resulting net present value of future cash flows was then compared to the historical net book value of goodwill and other long-lived assets at each operating location which resulted in an impairment loss relative to these centers of $47,984,000.

     The remaining impairment charge of $5,565,000 relating to the centers to be closed was based on the fair value of the related assets less estimated costs to sell. One of these facilities is expected to be sold by the middle of 1997. The Company continues to operate the remaining three facilities and is evaluating its alternatives for their disposition. Assets held for sale having a remaining net book value of $2,839,000 and $2,309,000 are included in property and equipment on the accompanying December 31, 1995 and 1996 balance sheets, respectively.


     The above amounts are included in operations for 1995 in the accompanying consolidated statement of income.

                   HEALTHSOUTH Corporation and Subsidiaries
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

14. IMPAIRMENT OF LONG-TERM ASSETS - (CONTINUED)


     In 1996, the Company recorded an asset impairment charge of approximately $37,390,000 relating to tangible assets identifiable with the development and manufacture of the HI Standard and HI STAR MRI systems. Improvements in technology, and the related reduction in purchase price, of high field (1.5 Tesla) MRI systems significantly affected the viability of continued development and manufacture of mid field (0.6 Tesla) MRI systems. Both the HI Standard and HI STAR MRI systems were mid field systems. The impairment charge was based on the fair value of the related assets.


15. SUBSEQUENT EVENTS


     On January 18, 1997, the Company's Board of Directors authorized a two-for-one stock split to be effected in the form of a 100% stock dividend, subject to the approval by the Company's stockholders of an amendment to its Certificate of Incorporation increasing the number of authorized shares of common stock from 250,000,000 to 500,000,000. The Company's stockholders approved the amendment on March 12, 1997. The stock dividend is payable on March 17, 1997 to holders of record on March 13, 1997. Accordingly, all share and per share amounts included in the accompanying financial statements have been restated to give effect to the stock split. The stock dividend is reflected in the accompanying statement of stockholders' equity as a 1996 transaction.

     On February 17, 1997, the Company entered into a definitive agreement to acquire Horizon/CMS Healthcare Corporation ("Horizon/CMS") in a stock-for-stock merger in which the stockholders of Horizon/CMS will receive .84338 (after adjustment for the two-for-one stock split) of a share of the Company's common stock per share of Horizon/CMS common stock. The transaction is valued at approximately $1,600,000,000, including the assumption by the Company of approximately $700,000,000 in Horizon/CMS debt. It is expected that the acquisition will be accounted for as a purchase. Horizon/CMS operates 32 inpatient rehabilitation hospitals, 37 specialty hospitals and subacute units and 278 outpatient rehabilitation centers. Horizon/CMS also owns, leases or manages 134 long-term care facilities, a contract therapy business, an institutional pharmacy business and other healthcare services. Consummation of the transaction is subject to various regulatory approvals, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act, and to the satisfaction of certain other conditions. The Company currently anticipates that the transaction will be consummated by October 1997.

ITEM 7: FINANCIAL STATEMENTS AND EXHIBITS.


 (a)     Financial Statements of businesses acquired: Not applicable.
 (b)     Pro forma financial information: Not applicable.
 (c)     The following are filed as Exhibits to this Report:
         Exhibit (11) -- Statement Re: Computation of Per Share Earnings. Exhibit (23) -- Consent of Ernst & Young LLP.
         Exhibit (27) -- Financial Data Schedule.
 (d)     Financial Statement Schedules.
         Schedule II: Valuation and Qualifying Accounts

               SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS



          COLUMN A                 COLUMN B                   COLUMN C                COLUMN D         COLUMN E
-------------------------------   --------------   -------------------------------   -------------   ---------------
                                                                    ADDITIONS
                                                   ADDITIONS       CHARGED TO
                                  BALANCE AT       CHARGED TO         OTHER
                                  BEGINNING OF     COSTS AND        ACCOUNTS         DEDUCTIONS      BALANCE AT END
        DESCRIPTION                 PERIOD         EXPENSES         DESCRIBE          DESCRIBE        OF PERIOD
-------------------------------   --------------   ------------   ----------------   -------------   ---------------
Year ended December 31, 1994:
   Allowance for doubtful
    accounts ..................    $ 34,871        $ 35,740        $     6,850(1)    $ 32,799(2)       $44,662
Year ended December 31, 1995:
   Allowance for doubtful
    accounts ..................    $ 44,662        $ 42,305        $    21,078(1)    $ 47,945(2)       $ 60,100
Year ended December 31, 1996:
   Allowance for doubtful
    accounts ..................    $ 60,100        $ 58,637        $    13,643(1)    $ 57,020(2)       $ 75,360


----------


(1) Allowances of acquisitions in years 1994, 1995 and 1996, respectively.


(2) Write-offs of uncollectible patient accounts receivable.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         HEALTHSOUTH CORPORATION


                                         By     /s/ WILLIAM W. HORTON
                                         --------------------------------------
                                         William W. Horton
                                         Senior Vice President


Date: August 26, 1997